UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
NETFLIX, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1	Amount Previously Paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

Netflix, Inc.
100 Winchester Circle
Los Gatos, California 95032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2017
To the Stockholders of Netflix, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Netflix, Inc., a Delaware corporation (the “Company”), will be held on June 6, 2017 at 3:00 p.m. local time at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032, for the following purposes:

1.	To elect three Class III directors to hold office until the 2020 Annual Meeting of Stockholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;

3.	Advisory approval of the Company’s executive officer compensation;

4.	Advisory approval of the frequency of votes on the Company’s executive officer compensation;

5.	To consider six stockholder proposals, if properly presented at the meeting;

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
These business items are described more fully in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 10, 2017 can vote at this meeting or any adjournments that may take place.
All stockholders are cordially invited to attend the meeting in person.
For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during ordinary business hours at the address of the Company’s executive offices noted above.
By order of the Board of Directors

David Hyman
General Counsel and Secretary
April 24, 2017
Los Gatos, California
YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

NETFLIX, INC.
100 Winchester Circle
Los Gatos, California 95032
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 6, 2017
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The attached proxy is solicited on behalf of the Board of Directors (the “Board”) of Netflix, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on June 6, 2017, at 3:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s corporate headquarters at 100 Winchester Circle, Los Gatos, California 95032.
Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, the Company will mail, on or about April 24, 2017, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 10, 2017, referred to as the Record Date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders will have the ability to access all of the proxy materials at http://ir.netflix.com/annuals.cfm. Should you request it, we will make paper copies of these proxy materials available free of charge. To request a copy, please send your request to the Company’s Secretary at the address listed above.
Our principal executive offices are located at 100 Winchester Circle, Los Gatos, California 95032, and our telephone number is (408) 540-3700. Our internet website address is www.netflix.com. You may find our SEC filings, including our annual reports on Form 10-K, on our Investor Relations website at http://ir.netflix.com/sec.cfm.
Revocability of Proxies
You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record as of the Record Date, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Company’s Secretary at the address above prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.
Voting and Solicitation
Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 431,004,439 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
Properly delivered proxies will be voted at the Annual Meeting in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees, “FOR” proposals Two and Three, Every “One Year” for proposal Four and “AGAINST” proposals Five through Ten. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have authority to vote according to their own discretion.
The required quorum for the transaction of business at the Annual Meeting is the presence in person or by proxy of holders of a majority of the stock issued and outstanding and entitled to vote at the annual meeting as of the Record Date.Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN,” referred to as the Votes Cast, as well as shares voted for any of the options in proposal Four, are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against proposals Two, Three and Five through Ten and will have no effect on proposal Four. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to any proposal. Thus, a broker non-vote will not affect the outcome of the voting on a particular proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.
If you hold your shares through a broker, bank or other nominee (“street name”) it is critical that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement), advisory approval of executive officer compensation (Proposal Three of this Proxy Statement), advisory approval of the frequency of votes on the Company’s executive compensation (Proposal Four of this Proxy Statement), or any of the stockholder proposals (Proposals Five through Ten of this Proxy Statement). Thus, if you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the election of directors, no vote will be cast on your behalf on these proposals.
The cost of soliciting proxies will be borne by the Company. The Company may reimburse banks and brokers and other persons representing beneficial owners for their reasonable out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.
Stockholder Proposals
Proposals of stockholders that are intended to be presented at our 2018 Annual Meeting of Stockholders in the proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 25, 2017 in order to be included in the Proxy Statement and proxy materials relating to our 2018 Annual Meeting of Stockholders. A stockholder proposal or a nomination for director or on any other matter that will not be included in our Proxy Statement and proxy materials, but that a stockholder intends to present in person at the meeting, must generally be submitted to our Secretary no earlier than February 8, 2018, and no later than March 10, 2018. Such proposal or nomination must also comply with the requirements set forth in our bylaws. Proposals and nominations should be mailed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary. Our bylaws have been filed with the SEC and are available at www.sec.gov.

PROPOSAL ONE	ELECTION OF DIRECTORS
Nominees

Three Class III directors are to be elected at the Annual Meeting. The nominees are Reed Hastings, Jay C. Hoag and A. George (Skip) Battle, each of whom is currently a director of the Company. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” each of the three nominees. If Mr. Hastings, Mr. Hoag or Mr. Battle is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the Board to fill the vacancy. Mr. Hastings, Mr. Hoag and Mr. Battle each has agreed to serve as a director of the Company if elected. The term of the office of director elected at this Annual Meeting will continue until the Annual Meeting of Stockholders held in 2020 or until such director's successor has been duly elected or appointed and qualified, or until their earlier resignation or removal.
Required Vote

The three nominees receiving the highest number of affirmative Votes Cast will each be elected as Class III directors.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW.

Nominee	Age	Principal Occupation
Reed Hastings	56	Chief Executive Officer, President and Chairman of the Board, Netflix, Inc.
Jay C. Hoag	58	General Partner, Technology Crossover Ventures
A. George (Skip) Battle	73	Investor
Each nominee has extensive business experience, education and personal skills that qualifies him or her to serve as an effective Board member. The specific experience, qualifications and skills of Mr. Hastings, Mr. Hoag and Mr. Battle are set forth below. The Nominating Committee evaluates potential candidates for service on the Board and approves nominees for inclusion in the proxy statement.
Reed Hastings co-founded Netflix in 1997 and has served as Chairman of the Board since inception.
In 1991, Mr. Hastings founded Pure Software, which made tools for software developers. After a 1995 IPO, and several acquisitions, Pure was acquired by Rational Software in 1997.
Mr. Hastings is an active educational philanthropist and served on the California State Board of Education from 2000 to 2004. He is currently on the board of several educational organizations including CCSA, Dreambox Learning, KIPP, and Pahara.
Mr. Hastings is also a board member of Facebook, and was on the board of Microsoft from 2007 to 2012.
Mr. Hastings received a BA from Bowdoin College in 1983, and an MSCS in Artificial Intelligence from Stanford University in 1988. Between Bowdoin and Stanford, Mr. Hastings served in the Peace Corps as a high school math teacher in Swaziland.
As Co-founder and Chief Executive Officer of Netflix, Mr. Hastings deeply understands the technology and business of Netflix. He brings strategic and operational insight to the Board. Mr. Hastings is also a software engineer and has unique management and industry insights.
Jay C. Hoag has served as one of the Company’s directors since 1999. Since 1995, Mr. Hoag has served as a founding General Partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Electronic Arts, Inc. and Zillow Group, Inc. and several private companies. Mr. Hoag is on the Investment Advisory Committee at the University of Michigan, the Board of Trustees of Northwestern University, and the Board of Trust at the Vanderbilt University. Previously, Mr. Hoag has served on the board of directors of numerous other public and private companies. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.
As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.
A. George (Skip) Battle has served as one of the Company’s directors since 2005. Mr. Battle was previously Executive Chairman of the Board of Ask Jeeves, Inc. which was acquired by IAC/InterActiveCorp in July 2005. He was Chief Executive Officer of Ask Jeeves from 2000 to 2003. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm’s executive committee. Educated at Dartmouth College and the Stanford Graduate School of Business, Mr. Battle currently serves as Chairman of the Board of Fair Isaac Corporation and as a director of Workday, Inc. and Expedia, Inc. He was previously a director of Advent Software, Inc., OpenTable, Inc., the Masters Select family of mutual funds, and LinkedIn Corporation.
Mr. Battle brings business insight and experience to the Board. He was a business consultant for more than 25 years, has served as a chief executive officer and currently serves on a number of boards. As such, he brings to the Board strategic, operational, financial and corporate governance experience.
Directors Not Standing For Election

The members of the Board whose terms or directorships do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Class/Term Expiration
Richard N. Barton	49	Class I/2018
Bradford L. Smith	58	Class I/2018
Anne M. Sweeney	59	Class I/2018
Timothy M. Haley	62	Class II/2019
Leslie Kilgore	51	Class II/2019
Ann Mather	56	Class II/2019
Each of the directors has extensive business experience, education and personal skills in their respective fields that qualify them to serve as an effective Board member. The specific experience, qualifications and skills of each director is set forth below.
Richard N. Barton has served as one of the Company’s directors since 2002. In late 2004, Mr. Barton co-founded Zillow Group, Inc. where he is now Executive Chairman of the Board. Additionally, Mr. Barton is a Venture Partner with Benchmark Capital. In 1994, Mr. Barton founded Expedia, Inc. and was its President, Chief Executive Officer and director from November 1999 to March 2003. Mr. Barton was a director of InterActiveCorp from February 2003 until January 2005. Mr. Barton also serves as a director for Avvo, Inc., Glassdoor.com, and Liberty Interactive. Mr. Barton holds a B.S. in general engineering: industrial economics from Stanford University.
Having founded successful internet-based companies, Mr. Barton provides strategic and technical insight to the Board. As an executive chairman and director of other companies, Mr. Barton also brings managerial, operational and corporate governance experience to the Board. In addition, Mr. Barton brings experience with respect to marketing products to consumers through the internet.
Bradford L. Smith has served as one of the Company's directors since March 2015. Mr. Smith has been with Microsoft since 1993 and became the general counsel and executive vice president of Legal and Corporate Affairs in 2002 and currently serves as the President and Chief Legal Officer. Prior to joining Microsoft he was an associate and then partner at the Washington, D.C.-based firm of Covington and Burling. Mr. Smith holds a BA in international relations and economics from Princeton University and a JD from Columbia University School of Law. He also studied international law and economics at the Graduate Institute of International Studies in Geneva.
With a leading role at Microsoft, Mr. Smith brings to the Board broad business and international experience on a variety of issues including government affairs and public policy.
Anne M. Sweeney has served as one of the Company's directors since March 2015. Most recently, Ms. Sweeney was co-chair, Disney Media Networks, and president, Disney/ABC Television Group. Previously, Ms. Sweeney served as Chairman and CEO of the FX Networks, part of the Fox Entertainment Group of 21st Century Fox and spent more than 12 years at Viacom’s Nickelodeon network. Ms. Sweeney holds a BA from The College of New Rochelle and an Ed. M. from Harvard University.
Having held various senior positions with large entertainment companies, Ms. Sweeney brings broad strategic and operational experience to the Board. Her experience in the entertainment industry provides a unique business perspective to the Company as it builds its global internet TV network.
Timothy M. Haley has served as one of the Company’s directors since 1998. Mr. Haley is a co-founder of Redpoint Ventures, a venture capital firm, and has been a Managing Director of the firm since October 1999. Mr. Haley has been a Managing Director of Institutional Venture Partners, a venture capital firm, since February 1998. From June 1986 to February 1998, Mr. Haley was the President of Haley Associates, an executive recruiting firm in the high technology industry. Mr. Haley currently serves on the board of directors of several private companies. Mr. Haley holds a B.A. from Santa Clara University.
As a venture capital investor, Mr. Haley brings strategic and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies. His executive recruiting background also provides the Board with insight into talent selection and management.
Leslie Kilgore has served as one of the Company’s directors since 2012. From 2010 to 2016, Ms. Kilgore was a director of LinkedIn Corporation and served as chair on its compensation committee. Ms. Kilgore served as the Company’s Chief Marketing Officer (formerly Vice President of Marketing) from 2000 until her resignation in February 2012. From February 1999 to March 2000, Ms. Kilgore served as Director of Marketing for Amazon.com, Inc., an internet retailer. Ms. Kilgore served as a brand manager for The Procter & Gamble Company, a manufacturer and marketer of consumer products, from August 1992 to February 1999. Ms. Kilgore holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania.
Ms. Kilgore’s numerous managerial positions provide strategic and operational experience to the Board. Her experience as a marketing executive with internet retailers and consumer product companies provides a unique business perspective. As the former Chief Marketing Officer of Netflix, Ms. Kilgore deeply understands the Netflix business and is able to bring years of marketing experience to the Board.
Ann Mather has served as one of the Company’s directors since 2010. Ms. Mather has also been a member of the board of directors of: Glu Mobile Inc., a publisher of mobile games, since September 2005 and serves on its nominating and governance committee; Google, Inc., since November 2005 and serves as chair of its audit committee; MGM Holdings Inc. (“MGM”), the independent, privately-held motion picture, television, home video, and theatrical production and distribution company, since 2010; Shutterfly, Inc., a manufacturer and digital retailer of personalized products and services, since May 2013; and Arista Networks, a provider of cloud networking services, since July 2013, and serves on its audit committee. Ms. Mather has also been an independent trustee to the Dodge & Cox Funds board of trustees since May 2011. Ms. Mather was previously a director of: Central European Media Enterprises Group, a developer and operator of national commercial television channels and stations in Central and Eastern Europe, from 2004 to 2009; Zappos.com, Inc., a privately held, online retailer, until it was acquired by Amazon.com, Inc. in 2009; Ariat International, Inc., a privately-held manufacturer of footwear for equestrian athletes, from 2005 to 2012; MoneyGram International, a global payment services company, and served as chair of its audit committee, from 2010 to 2013; and Solazyme, Inc., a renewable oil and bioproducts company, from 2011 to 2014. From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ms. Mather was made an Honorary Fellow of Sidney Sussex College Cambridge in October 2016. Ms. Mather holds a Master of Arts degree from Cambridge University.

Ms. Mather’s numerous managerial positions and her service on several public company boards provides strategic, operational and corporate governance experience to the Board. Her experience as an executive with several major media companies provides unique business perspective. As a former chief financial officer and senior finance executive at major corporations and her service on the audit committee of several publicly traded companies, Ms. Mather brings financial and accounting expertise to the Board.
Executive Officers

For information about Mr. Hastings, see “Proposal One – Election of Directors.” Our other executive officers are set forth below:

Other Executive Officers	Age	Position
Kelly Bennett	45	Chief Marketing Officer
Jonathan Friedland	58	Chief Communications Officer
Neil Hunt	55	Chief Product Officer
David Hyman	51	General Counsel and Secretary
Greg Peters	46	International Development Officer
Ted Sarandos	52	Chief Content Officer
David Wells	45	Chief Financial Officer
Kelly Bennett became Netflix's Chief Marketing Officer in 2012 after nearly a decade at Warner Bros. where he was most recently Vice President Interactive, World Wide Marketing with the pictures group, leading international online campaigns for Warner Bros. movies. Before that, Mr. Bennett ran digital marketing for Warner Bros. Pictures in Europe, the Middle East and Africa and worked in promotion and business development at the company. He previously held executive positions at Dow Jones International and Ignition Media as well as being a partner in online marketing agency Cimex Media. The Canada-born Bennett is a graduate of Simon Fraser University.
Jonathan Friedland joined Netflix in 2011 from The Walt Disney Company, where he was SVP, Corporate Communications. Before that, he spent over 20 years as a foreign correspondent and editor, mainly with The Wall Street Journal, in the U.S., Asia and Latin America and co-founded the Diarios Rumbo chain of Spanish-language newspapers in Texas. Mr. Friedland, who has a MSc. Economics from the London School of Economics and a BA from Hampshire College, was a member of the WSJ team that won the Pulitzer Prize for its coverage of the 9/11 attacks.
Neil Hunt has been at Netflix since 1999 and serves as Chief Product Officer, leading the product team, which designs, builds and optimizes the Netflix experience. On April 7, 2017, Netflix announced that Mr. Hunt would be leaving the Company effective July 2017.
Prior to Netflix, Mr. Hunt worked from 1991 in various engineering and product roles at the software test tool companies Pure Software and its successors, Pure Atria and Rational Software. Before that, Mr. Hunt was engaged in research in computer vision and image processing at the University of Aberdeen, Schlumberger Palo Alto Research Labs and Teleos Research.
Mr. Hunt has been a non-executive member of Logitech's board of directors since September 2010.
He holds a Doctorate in Computer Science from the University of Aberdeen, U.K. and a Bachelor’s degree from the University of Durham, U.K.
David Hyman is General Counsel for Netflix, responsible for all legal and public policy matters for the Company. He has served in this capacity since 2002 and also serves as the Company’s Secretary.
Prior to Netflix, Mr. Hyman was the General Counsel of Webvan, an online internet retailer, having previously held the role of senior corporate counsel. He also practiced law at Morrison & Foerster in San Francisco and Arent Fox in Washington, DC.

Mr. Hyman earned his JD and Bachelor’s degrees from the University of Virginia.
Greg Peters is the International Development Officer for Netflix, responsible for speeding Netflix's international growth and establishing local operations and partnerships. Previously, he was the Chief Streaming and Partnerships Officer for Netflix, responsible for the global partnerships with consumer electronics companies, internet service providers and multi-channel video programming distributors that enable Netflix to deliver movies and TV shows across a full range of devices and platforms. On April 7, 2017, Netflix announced that Mr. Peters would succeed Mr. Hunt as Chief Product Officer in July 2017.
Prior to joining Netflix in 2008, Mr. Peters was senior vice president of consumer electronics products for Macrovision Solutions Corp. (later renamed to Rovi Corporation) and previously held positions at digital entertainment software provider, Mediabolic Inc., Red Hat Network, the provider of Linux and Open Source technology, and online vendor Wine.com. Mr. Peters holds a degree in physics and astronomy from Yale University.
Ted Sarandos has led content acquisition for Netflix since 2000. With more than 20 years' experience in home entertainment, Mr. Sarandos is recognized in the industry as an innovator in film acquisition and distribution.
Before Netflix, Mr. Sarandos was an executive at video distributor ETD and Video City / West Coast Video.
Mr. Sarandos is a Henry Crown Fellow at the Aspen Institute and serves on the board of Exploring The Arts, a non-profit focused on arts in schools. He also serves on the Film Advisory Board for Tribeca and Los Angeles Film Festival, is an American Cinematheque board member, an Executive Committee Member of the Academy of Television Arts & Sciences, and is a trustee of the American Film Institute.
David Wells has served as the Company's Chief Financial Officer since 2010. His responsibilities include a number of operating duties such as customer service, real estate, and employee technology. Mr. Wells has been at Netflix since March 2004, serving in a variety of planning and analysis roles, including most recently as the Vice President of Financial Planning & Analysis.
Prior to joining Netflix, Mr. Wells served in progressive roles at Deloitte Consulting from August 1998 to March 2004 and at various non-profit organizations before getting his MBA.
Mr. Wells joined the board of The Trade Desk, a public company that provides a technology platform for ad buyers, in January 2016.
Mr. Wells holds an MBA and MPP from The University of Chicago and a Bachelor's Degree in Commerce from the University of Virginia.
There are no family relationships among any of our directors, nominees for director and executive officers.
Board Meetings and Committees

The Board held five meetings during 2016. Each Board member attended at least 75% of the aggregate of the Board meetings and meetings of the Board committees on which such director served in 2016.
As of the date of this Proxy Statement, the Board has four standing committees: (1) the Compensation Committee; (2) the Audit Committee; (3) the Nominating and Governance Committee; and (4) the Stock Option Committee.
Compensation Committee
The Compensation Committee of the Board consists of three non-employee directors: Messrs. Battle, Haley (Chair) and Hoag, each of whom is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to Compensation Committee members. Each of the Compensation Committee members is also a non-employee director under Rule 16b-3 of the Exchange Act and an outside director under 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee reviews and approves all forms of compensation to be provided to the executive officers and directors of the Company. The Compensation Committee may not delegate these duties. For a description of the role of the executive officers in recommending compensation and the role of any compensation consultants, please see the section entitled

“Compensation Discussion and Analysis” below. The Compensation Committee held three meetings in 2016. Each member attended all of the Compensation Committee meetings held in 2016.
The Report of the Compensation Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Compensation Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
Audit Committee
The Audit Committee of the Board consists of three non-employee directors: Messrs. Haley and Barton and Ms. Mather (Chair), each of whom is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to audit committee members. The Board has determined that Ms. Mather is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Act of 1933, as amended.
The Audit Committee engages the Company’s independent registered public accounting firm, reviews the Company’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s internal accounting controls and financial affairs. The Audit Committee met seven times in 2016. Each member attended at least 75% of the Audit Committee meetings held in 2016.
The Report of the Audit Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Audit Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
Nominating and Governance Committee
The Nominating and Governance Committee of the Board consists of two non-employee directors, Messrs. Barton and Hoag (Chair), each of whom is independent under the listing standards of the NASDAQ Stock Market. The Nominating and Governance Committee reviews and approves candidates for election and to fill vacancies on the Board, including re-nominations of members whose terms are due to expire, and reviews and provides guidance to the Board on corporate governance matters. The Nominating and Governance Committee met two times in 2016 and all the meetings were attended by both members.
The Board has adopted a written charter for the Nominating and Governance Committee, which is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
Stock Option Committee
The Stock Option Committee of the Board consists of one employee director: Mr. Hastings. The Stock Option Committee has authority to review and approve the stock options granted to employees, other than to directors or executive officers of the Company pursuant to the Company’s option grant program. The Board has also authorized certain executive officers to review and approve these stock options on behalf of the Stock Option Committee. The Board retained the power to adjust, eliminate or otherwise modify the Company’s option granting practices, any option allocation or portions thereof not previously granted, including without limitation the monthly option formula.
The Stock Option Committee did not hold meetings in 2016. The Stock Option Committee acts pursuant to powers delegated to it by the Board. The Board has not adopted a written charter for the Stock Option Committee.
Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Company’s Board or Compensation Committee. No member of the Company’s Board is an executive officer of a company in which one of the Company’s executive officers serves as a member of the board of directors or compensation committee of that company.
The Compensation Committee consists of Messrs. Haley, Hoag and Battle, none of whom is currently or was formerly an officer or employee of the Company. None of Messrs. Haley, Hoag or Battle had a relationship with the Company that required disclosure under Item 404 of Regulation S-K. In addition to Messrs. Haley, Hoag and Battle, the Company’s Chief Executive Officer and Chief Talent Officer participated in the executive compensation process as described below in the section entitled “Compensation Discussion and Analysis.”
Director Independence

The Board has determined that each of Messrs. Barton, Battle, Haley, Hoag and Smith, and Mses. Kilgore, Mather and Sweeney are independent under the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is an independent director in accordance with those standards. See “Procedures for Approval of Related Party Transactions” in this Proxy Statement for more information.
Consideration of Director Nominees

Stockholder Nominees
The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame as specified under “Stockholder Proposals” above and mailed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary.
Director Qualifications
In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the committee may consider such factors as differences in viewpoint, professional experience, education, skills and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race and national origin.
Identifying and Evaluating Nominees for Directors
The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through management, current Board members, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Governance Committee as necessary and discussed by the members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Communications with the Board

The Company provides a process for stockholders to send communications to the Board. Information regarding stockholder communications with the Board can be found on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
Policy Regarding Director Attendance at the Annual Meeting

The Company’s policy regarding directors’ attendance at the annual meetings of stockholders and their attendance record at last year’s annual meeting of stockholders can be found on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm.
The Role of the Board in Risk Oversight

The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board as a whole primarily deals with matters related to strategic and operational risk. The Audit Committee deals with matters of financial and legal risk. The Compensation Committee addresses risks related to compensation and other talent-related matters. The Nominating and Governance Committee manages risks associated with Board independence and corporate governance. Committees report to the full Board regarding their respective considerations and actions.
The Board’s Leadership Structure

The Board combines the role of Chairman and Chief Executive. While the Board reassesses maintaining the combined role from time to time, the Board believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board also believes that combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has appointed Jay Hoag as its lead independent director. As lead independent director, Mr. Hoag’s responsibilities include:

•	coordinating the activities of the independent directors, and is authorized to call meetings of the independent directors;

•	coordinating with the chief executive officer and corporate secretary to set the agenda for Board meetings, soliciting and taking into account suggestions from other members of the Board;

•	chairing executive sessions of the independent directors;

•	providing feedback and perspective to the chief executive officer about discussions among the independent directors;

•	helping facilitate communication between the chief executive officer and the independent directors;

•	presiding at Board meetings where the Chair is not present; and

•	performing other duties assigned from time to time by the Board.

In addition, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

PROPOSAL TWO	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of Netflix, Inc. for the year ending December 31, 2017. The Company is submitting its selection of Ernst & Young for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Ernst & Young has served as our independent registered public accounting firm since March 21, 2012. Neither applicable law nor the Company’s Bylaws require that stockholders ratify the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Audit Committee at its discretion may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Principal Accountant Fees and Services

During 2016 and 2015, fees for services provided by Ernst & Young was as follows (in thousands):

	2016	2015
Audit Fees	$2,500	$2,500
Audit Related Fees	623	200
Tax Fees	1,791	1,271
Total	$4,914	$3,971
Audit Fees include amounts related to the audit of the Company’s annual financial statements and internal control over financial reporting, and quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.
Audit Related Fees include amounts related to accounting consultations and services rendered in connection with the Company's issuance of senior notes in 2016 and 2015, respectively.
Tax Fees include fees billed for tax compliance, tax advice and tax planning services.
There were no other fees billed by Ernst & Young for services rendered to the Company, other than the services described above, in 2016 and 2015.
The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2016, services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with this policy.
Required Vote

The affirmative vote of the majority of the Votes Cast is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. The vote is an advisory vote, and therefore not binding.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL THREE	ADVISORY APPROVAL OF EXECUTIVE OFFICER COMPENSATION
As required by section 14A of the Securities Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).
As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to attract and retain outstanding performers. The Company’s compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the compensation of our named executive officers disclosed in this Proxy Statement. The vote is an advisory vote, and therefore not binding.
Netflix Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR	APPROVAL ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY WITH WHICH STOCKHOLDERS VOTE TO APPROVE OUR EXECUTIVE OFFICER COMPENSATION
Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the frequency of advisory votes on compensation of our named executive officers for upcoming annual meetings of stockholders. Stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Stockholders may abstain by submitting a proxy card without instruction on Proposal Four or by checking the box labeled, "abstain."
We are required by the Dodd-Frank Act to provide stockholders with a "say-on-pay" vote every one, two or three years, as determined by a separate advisory stockholder vote held at least once every six years.
Required Vote

The alternative of every "one year," "two years" or "three years" that receives the highest number of votes cast by stockholders present in person or by proxy at the annual meeting will be considered the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.
Netflix Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS EVERY "ONE YEAR" WITH RESPECT TO THE NON-BINDING ADVISORY VOTE TO APPROVE THE COMPANY'S EXECUTIVE OFFICER COMPENSATION.

PROPOSAL FIVE	STOCKHOLDER PROPOSAL FOR PROXY ACCESS
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.
The New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension fund and the New York City Board of Education Retirement System (the “Systems”), Municipal Building, One Centre Street, 8th Floor North, New York, N.Y. 10007-2341, the beneficial owners of an aggregate of 680,642 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.
RESOLVED: Shareholders of Netflix, Inc. (the "Company") ask the board of directors (the "Board") to take the steps necessary to adopt a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.
The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a.	have beneficially owned 3% or more of the Company's outstanding common stock continuously for at least three years before submitting the nomination;

b.
give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

c.
certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.
Supporting Statement

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 CFA Institute study concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, "with little cost or disruption." (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)
The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and comment, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.
The proposed terms enjoy strong investor support and company acceptance. In 2015 and 2016, a similar shareholder proposal twice received at least 70% of votes cast at Netflix and more than 300 companies of various sizes across industries enacted bylaws with similar terms.
We urge shareholders to vote FOR this proposal.
Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.
The Nominating and Governance Committee is responsible for evaluating, proposing and approving nominees for election to the Company's Board of Directors. In undertaking this responsibility, the committee has a fiduciary duty to act in the best interests of all stockholders. Stockholders who would be provided with access to the Company's proxy via a proxy access bylaw do not have a similar fiduciary duty. These stockholders could nominate directors who advance their own specific agenda without regard to the best interest of the Company and its stockholders or to the overall composition of the Board, including independence, expertise and diversity considerations. In determining director nominees, the Nominating and Governance Committee takes into consideration the business experience, diversity as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and other areas that contribute to an effective Board. The Board believes that the Nominating and Governance Committee is in the best position to evaluate and propose director nominees and that providing access to the Company's proxy for stockholder nominations not nominated by the Nominating and Governance Committee will undermine the value to stockholders of this selection and nomination process. Stockholders already have the opportunity to recommend director candidates for consideration by the Nominating and Governance Committee. Furthermore, our bylaws also provide the opportunity for stockholders to nominate directors for consideration at annual meetings of stockholders and to solicit proxies in favor of such nominees.
In addition, the Board believes that the proxy access proposal espoused by the proponents could be detrimental to the Company for a number of other reasons, including the increased distraction caused to management and the Board from proxy contests, the short-term or special interest focus of directors elected through proxy access, and the increase in Board turnover, which could create a Board without the experience to lead the Company to achieve its long-term goals.
The proponents refer to a study by the CFA Institute to support the argument that proxy access would be beneficial and result in shareholder value. However, the CFA Institute’s study expressly excluded from its analysis two studies which concluded that increased proxy access is associated with negative economic impacts, on the basis that it deemed the methodology of those studies as faulty.
Lastly, proponents note that their proposal is similar to the vacated 2010 SEC proxy access rules. However, those rules were vacated in 2011 by the U.S. Court of Appeals for the District of Columbia Circuit, who found that the SEC was “arbitrary and capricious” in promulgating the Proxy Access Rule, stating that the SEC failed to adequately address the economic consequences of the Rule. Thus, the SEC’s adoption of the 2010 Proxy Access Rules provides poor support for this proposal.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Five.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and accordingly, is not binding on the Board or the Company.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO ADOPT A PROXY ACCESS BYLAW.

PROPOSAL SIX	STOCKHOLDER PROPOSAL FOR AN ANNUAL SUSTAINABILITY REPORT
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.
The Comptroller of the State of New York, Thomas P. DiNapoli, as the trustee of New York State Common Retirement Fund (the "Fund"), 59 Maiden Lane-30th Floor, New York, NY 10038, the beneficial owner of 1,158,034 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of his intent to present the following proposal at the Annual Meeting.

Whereas:
Managing and reporting environmental, social and governance (ESG) business practices helps companies compete in a global business environment characterized by finite natural resources, changing legislation, and heightened public expectations. Reporting allows companies to publicize and gain strategic value from existing sustainability efforts and identify emerging risks and opportunities.

ESG issues can pose significant risks to business, and without proper disclosure, stakeholders and analysts cannot ascertain whether the company is managing its ESG exposure.

More than 1,200 institutional investors managing over $33 trillion have joined The Principles for Responsible Investment, and publicly commit to seek comprehensive corporate ESG disclosure and incorporate it into investment decisions.

The link between strong sustainability management and value creation is increasingly evident. A 2012 Deutsche Bank review of 100 academic studies, 56 research papers, two literature reviews, and four meta-studies on sustainable investing found 89% of studies demonstrated that companies with high ESG ratings show market-based outperformance, and 85% of the studies indicated that these companies experience accounting-based outperformance.

The majority of large corporations also recognize the value of sustainability reporting. As of December 2012, 53% of the S&P 500 and 57% of the Fortune 500 published a corporate sustainability report; 63% of S&P 500 reporters utilized the Global Reporting Initiative (GRI) Guidelines. According to a 2011 KPMG report, 80% of Fortune Global 250 companies produce GRl-based sustainability reports.

Bloomberg reports that the number of customers accessing ESG information on its terminals provided to investors has increased on average 47.7% annually between 2009 and 2012.

Resolved:
Shareholders request that Netflix, Inc. issue an annual sustainability report describing the company's short- and long-term responses to ESG-related issues. The report should be prepared at a reasonable cost, omit proprietary information, and be made available to shareholders before December, 2017.
Supporting Statement

The report should address relevant policies, practices, metrics and goals on topics such as: greenhouse gas emissions, water management, waste minimization, energy efficiency, and other relevant environmental and social impacts. The report should include objective quantitative indicators and goals relating to each issue, where feasible.

We recommend that Netflix consider using the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines to prepare the report. The GRI is an international organization developed with representatives from business, environmental, human rights and labor communities. The Guidelines cover environmental impacts, labor practices, human rights, product responsibility, and community impacts. The Guidelines provide a flexible reporting system that allows the omission of content irrelevant to company operations.

The Governance & Accountability Institute found that companies who use the GRI framework experience positive associations with inclusion in sustainability-focused stock indices, higher CDP and Bloomberg ESG Disclosure scores, and more favorable third-party disclosure transparency ratings.
Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.
While sustainability is an admirable goal, the Board believes that this stockholder proposal would result in a misallocation of Netflix resources and unnecessarily distract management from their primary strategic and operational responsibilities.
Other companies that have prepared sustainability reports in accordance with the GRI Guidelines referenced in the proposal and supporting statement have noted costs of nearly $100,000 as well as the use of significant internal resources. The Board believes that compliance with the extensive Global Reporting Initiative’s Sustainability Reporting Guidelines to prepare such a report would place a burden on management and distract from day-to-day responsibilities.
While it is opposed to this proposal, the Board wants to highlight to shareholders that Netflix is mindful of sustainability issues with respect to its operations. For example, Netflix relies on energy from renewable sources and mitigates remaining carbon emissions with investments in renewable energy credits. In fact, our entire content serving footprint is carbon neutral.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Six.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and accordingly, is not binding on the Board or the Company.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR AN ANNUAL SUSTAINABILITY REPORT.

PROPOSAL SEVEN	STOCKHOLDER PROPOSAL FOR AN EMISSIONS REPORT
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.
Amalgamated Bank's LongView LargeCap 500 Index Fund, 275 Seventh Avenue, New York, N.Y. 10001, the beneficial owner of 51,230 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.
RESOLVED: Shareholders ask the Board of Directors of Amazon.com, Inc. [sic] (the "Company") to prepare a report to shareholders that evaluates the feasibility of the Company achieving by 2030 "net-zero" emissions of greenhouse gases from all aspects of the Company's business and activities. The report should be done at reasonable expense and may exclude confidential information.
Supporting Statement

In 2015, 196 parties at the U.N. Climate Change Conference agreed to limit climate change to an average global warming of 2 degrees Celsius above pre-industrial temperatures, with a goal of limiting it to 1.5 degrees Celsius. The Intergovernmental Panel on Climate Change states that to reach this goal, CO2 emissions must fall to zero by 2040 to 2070, and scientists agree that reaching the Paris Agreement's 1.5 degrees goal means that the world must reach net-zero greenhouse gas (GHG) emissions by 2030 to 2050, sooner than is currently planned by most corporations and nations.

Achieving net-zero emissions essentially means a reduction in the level of greenhouse gases emitted on an annual basis to a level roughly equal to the amount of renewable energy created by an individual entity. We believe that achieving this goal is important for companies generally to achieve long-term shareholder value. We believe that the Company should be a leader in this area, given its prominent role in the new technology economy.

In implementing this proposal, the Company may wish to consider The Greenhouse Gas Protocol, prepared by World Business Council for Sustainable Development and the World Resources Institute, which provides a useful guide for quantifying and reporting corporate GHG emissions. That Protocol identifies three types of types of [sic] emissions that the Company may wish to consider to the extent appropriate to the Company's operations:

•	Direct Emissions, which occur from sources owned or controlled by the company, e.g., company-owned buildings or facilities; and

•	Electricity Indirect Emissions, which are emissions from electricity purchased and consumed by the company.

•
Other Indirect Emissions, namely, emissions that are a consequence of a company's activities, but that stem from sources not owned or controlled by the company, e.g., employee business travel, commuting, product end-of-life disposal.

We believe that offsets should be permanent and represent emission reductions that would not likely have occurred in the ordinary course of events. In addition, offsets should represent carbon abatement that is not double counted because it is being counted by another party. Any offsets should account for leakage, i.e., deducting material increases in emissions elsewhere that nullify or reduce the abatement. Finally, we believe that information about offsets should be available publicly to interested parties and independently audited.

We urge you to vote FOR this proposal.

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.
While reducing emissions is an admirable goal, the Board believes that this stockholder proposal would result in a misallocation of Netflix resources and unnecessarily distract management from their primary strategic and operational responsibilities. The preparation of such a report would require extensive management oversight and significant financial and human resources.
While it is opposed to this proposal, the Board wants to highlight to shareholders that Netflix is mindful of environmental issues with respect to its operations. For example, Netflix relies on energy from renewable sources and mitigates remaining carbon emissions with investments in renewable energy credits. In fact, our entire content serving footprint is carbon neutral.
Further, this proposal is not targeted at any specific policies or practices of the Company. The proposal asks “the Board of Directors of Amazon.Com, Inc.” to prepare this report. The Board believes that this proposal, cut-and-pasted from one company to another, was not drafted in and is not focused on the best interests of Netflix or its stockholders.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Seven.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and accordingly, is not binding on the Board or the Company.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR AN EMISSIONS REPORT.

PROPOSAL EIGHT	STOCKHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the beneficial owner of no less than 100 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of his intent to present the following proposal at the Annual Meeting.
RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year. Although our company can adopt this proposal topic in one-year and the proponent is in favor of a one-year implementation, this proposal allows the option to phase it in over 3-years. It is critical to this proposal that our Company take all the steps necessary to reorganize the Board of Directors into one class.
Supporting Statement

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, "In my view it's best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them."
We approved this proposal topic at 5 Netflix annual meeting [sic] starting in 2012. Our impressive yes-votes ranged from 75% to 88%. Meanwhile 5 Netflix directors each received more than 48% in negative votes in 2015.
A total of 79 S&P 500 and Fortune 500 companies, worth more than one trillion dollars, also adopted this important proposal topic since 2012. Annual elections are widely viewed as a corporate governance best practice. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value.
Our clearly improvable corporate governance (as reported in 2016) is an added incentive to vote for this proposal:
GMI Analyst said a majority of Netflix's board was long-tenured, with at least a decade of service, and three directors were overcommitted. Two directors failed to receive majority support in 2013 and 2015 - yet remained on the board. Since our company has plurality voting, directors are not required to receive a majority of For-Votes to be elected and could be elected with only one vote from 400 million shares.
Lead Director Jay Hoag's long tenure and the fact that he was an early investor of Netflix, may compromise his independence. Less than 51% of the votes supported his election in 2014. Moreover, Mr. Hoag's Crossover Ventures provided early-stage funding to Zillow and Expedia, two companies founded by Mr. Barton. Hoag and Barton served together on the board of Zillow.
Reed Hastings received $176 million from the exercise of 2,200,000 stock options in 2015. In addition, the company provides severance payments upon a single-trigger event of a change in control. There were no performance-based incentives for top management.
Furthermore, there is no proxy access, which would allow shareholders with a certain stock holding to include their own candidates for a portion of the board on the company-sponsored proxy card.
Returning to the core topic of this proposal from the context of our clearly improvable corporate performance,

Please vote to enhance shareholder value:
Elect Each Director Annually – Proposal 8
Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.
While the Board acknowledges that declassification proposals continue to receive popular support, including among Netflix investors, the Board nonetheless continues to believe that declassification of the Netflix board would not be in the best interest of Netflix stockholders.
In particular, the Board believes that a classified board encourages directors to look to the long-term best interest of Netflix and its stockholders by strengthening the independence of non-employee directors against the often short-term focus of certain investors and special interests. In addition, a classified board allows for a stable and continuous board, providing institutional perspective both to management and other directors. The Board also believes that a classified board reduces vulnerability to potentially abusive takeover tactics by encouraging persons seeking control of Netflix to negotiate with the Board and thereby better positioning the Board to negotiate effectively on behalf of all stockholders. These benefits are particularly important for our stockholders as Netflix operates in a highly competitive and extremely dynamic marketplace.
Moreover, recent research suggests that declassification is not in shareholders’ best interest. For example, the findings of a 2016 study by Ge, Tanlu and Zhang, “...suggest that destaggering does not result in improved firm value, as argued by the Harvard Law School Shareholder Rights Project; on the contrary, our evidence is more consistent with the view that destaggering eventually leads to reduced firm performance.” (Ge, Tanlu and Zhang, 2016 at 832). Other studies have found that staggered boards increase shareholder value. A 2013 study using data from a comprehensive set of companies from 1978-2011 concluded that “firm value goes up if the board changes from a single class of directors to a staggered board (and the reverse for de-staggering)" (Cremers, Litov and Sete, December 2013, at 4). This finding is “robust and both economically and statistically significant.” Id . at 4. “These results challenge the common understanding that staggered boards are primarily a mechanism to help entrench management from the discipline of stockholders or the market of [ sic ] corporate control. In addition, [these results] question the guidelines of the shareholder voting (proxy) advisors that generally recommend to vote against the adoption of a staggered board and, likewise, in favor of the removal of a staggered board.” Id . at 37 (citing to ISS and Glass Lewis guidelines). A similar 2016 study by Cremers and Sete found that, “[a]dopting a staggered board (‘staggering up’) is associated with a statistically and economically significant increase in firm value, while decisions to destagger a board (‘staggering down’) are associated with a corresponding reduction in firm value.” (Cremers and Sete, 2016, at 72).
Another study (Johnson, Karpoff, and Yi, 2014) examined companies that went public from 1997-2005, a sample that includes Netflix. It found that “at IPO firms whose values depend heavily on their relationships with customers, suppliers, and strategic partners, takeover defenses appear to increase value…” ( id. at 41) “These takeover defenses include the use of classified boards (at 17, 46-47, Internet Appendix). The management stability induced by these defenses appears to “encourage[ ] … counterparties - including large customers, dependent suppliers, and strategic partners - to make long-term relationship-specific investments.” Id. at 5.
Thus, recent research supports the position of the Board in opposition to the proposal and calls into question the efficacy of declassifying boards as a matter of good corporate governance.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Eight.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and accordingly, is not binding on the Board or the Company.

Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY.

PROPOSAL NINE	STOCKHOLDER PROPOSAL FOR SIMPLE MAJORITY VOTE
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.
Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, the beneficial owner of no less than 700 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of her intent to present the following proposal at the Annual Meeting.
RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is important that our company take each step necessary to adopt this proposal topic. It is important that our company take each step necessary to avoid a failed vote on this proposal topic.
Supporting Statement

Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy's. The proponents of these proposals included Ray T. Chevedden and William Steiner.
Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from improving our corporate governance.
Please vote to enhance shareholder value:
Simple Majority Vote - Proposal 9
Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.
The Board believes that this stockholder proposal seeking to adopt a simple majority vote in all cases requiring more than a simple majority would not be in the best interests of the Company and its stockholders. A simple majority vote requirement already applies to most corporate matters submitted to a vote of the Company's stockholders. The Company's Restated Certificate of Incorporation and Bylaws do, however, require a 66 2/3% “supermajority” vote for certain fundamental changes to the corporate governance posture of the Company, including the procedures for calling stockholder meetings, altering the size of the Board and removing directors. The supermajority voting requirements were adopted by our stockholders and were intended to preserve and maximize the value of the Company for all stockholders and to provide protection for all stockholders against self-interested actions by one or a few large stockholders. The Board continues to believe these requirements are appropriate and in the best interest of all stockholders; therefore, the Board opposes this stockholder proposal.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Nine.
Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and accordingly, is not binding on the Board or the Company.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL FOR SIMPLE MAJORITY VOTE.

PROPOSAL TEN	STOCKHOLDER PROPOSAL TO AMEND SECTION 3.3 OF THE BYLAWS TO MAJORITY VOTE
In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.
Services Employees International Union ("SEIU"), 800 Massachusetts Ave., NW, Washington, DC 20036, the beneficial owner of no less than 221 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of its intent to present the following proposal at the Annual Meeting.
RESOLVED, that the stockholders of Netflix, Inc. ("Netflix") amend the bylaws to replace the first sentence of the third paragraph of Article Ill, Section 3.3, which currently provides for a plurality vote standard for director election, with the following sentences:

"Elections of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot. Subject to the rights of the holders of any Preferred Stock of the corporation to elect additional directors under specified circumstances, directors shall be elected by the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on the subject matter, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting."
Supporting Statement

Currently, Netflix uses a plurality voting standard for director elections, which means that the nominee who receives the most votes will be elected. The plurality voting standard allows nominees to be elected even if a majority of shareholders oppose that nominee. This proposal would amend Netflix's bylaws to require directors in uncontested elections to be elected by a majority of shares voting at a meeting, except in the case of a contested election.

We believe that a majority vote standard for director elections would foster a more robust system of board accountability. Under Delaware case law, the power of shareholders over director elections is supposed to be a safety valve that justifies giving the board substantial discretion to manage the corporation's business and affairs. Requiring uncontested nominees to garner majority support - thus giving shareholders' withheld votes real meaning - would help restore this safety valve.

According to Institutional Shareholder Services, over 88% of S&P 500 companies had adopted the majority vote standard in uncontested director elections as of June 30, 2015. Shareholders have repeatedly shown their support for majority voting at Netflix. Shareholder proposals requesting the adoption of a majority vote standard received the support of over 80% of votes cast at the 2016, 2014, and 2013 shareholder meetings. Netflix has failed to amend its by-laws despite the high level of support.

Shareholder support for current directors has been low at Netflix. Director Barton failed to receive majority support in last year's election. Directors Mather, Battle, and Hoag were elected with less than 60% support in their last elections. In contrast, the average support for director elections in the S&P 500 for the first half of 2016 was 97%.

The lower than average support in past elections signals some shareholder discontent with the current slate of directors. Along with the poor level of responsiveness to majority shareholder votes, we believe that board composition is also an issue. Half of the independent directors have tenures of at least 12 years and there is a dearth of racial diversity among its members.

Netflix Opposing Statement

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.
The Board does not believe that this proposal is in the best interest of stockholders because, as a binding amendment, it would introduce (i) conflict into our bylaws and (ii) uncertainty into our director election process.
The fact that the proponents of this proposal did not carefully draft a binding amendment to the Company’s bylaws should give pause to anyone considering its passage. In particular, the proposed amendment is not complete and would cause an internal conflict within our bylaws. In addition to Section 3.3, Section 2.8 of the bylaws provides for directors to be “elected by a plurality of the votes of the shares present in person or represented by proxy” at the Company’s annual meeting and entitled to vote. The Proposal does not address the conflict between these sections. Furthermore, the proposal does not provide for any policies, procedures or other mechanisms to deal with holdover directors or failed elections. The Company believes that binding bylaw proposals are unusual and if a stockholder takes the opportunity to propose a direct amendment to the bylaws, such amendment should be carefully drafted and not create ambiguity or put further onus on the Company to interpret or resolve such ambiguities.
The Board does not believe that majority voting in the uncontested election of directors augments the role of stockholders in the election of directors and that adopting such a majority voting standard introduces unnecessary legal uncertainty into the Company’s corporate governance. Further, Netflix has had plurality voting in place since the Company’s initial public offering, and the Board believes that this practice has served the Company well.
Plurality voting is the default standard under Delaware law for the election of directors. It assures that a corporation does not have “failed elections.” That is, an election in which a director is not chosen and a vacancy on the board results. If directors are not elected or otherwise required to resign upon failing to receive a majority of votes cast, as indicated by the current proposal, the Company may face legal uncertainty as to satisfying certain Nasdaq listing requirements or other corporate governance regulations, such as those relating to the independence of directors, committee composition or the maintenance of an audit committee financial expert. Such contortions in the director voting process are unnecessary given that under the plurality voting standard, stockholders have the ability to express disapproval of corporate policies, strategy or director candidates through the use of withhold votes. Institutional and retail investors successfully utilize withhold vote campaigns to influence corporate policies and director elections. The use of withhold votes, as opposed to implementation of majority voting, provides the Board with flexibility in appropriately responding to stockholder dissatisfaction without concern for potential corporate governance complications arising from a failed election. In addition, stockholders who are truly dissatisfied with director candidates have the ability to nominate alternative candidates and also may make recommendations for nominations directly to the Company’s Nominating and Governance committee.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Ten.
Required Vote

This binding proposal would amend Section 3.3 of the Company’s bylaws. As such, the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting as a single class is required to approve the stockholder proposal.
Netflix Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL TO AMEND SECTION 3.3 OF THE BYLAWS TO MAJORITY VOTE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of April 10, 2017 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the “Summary Executive Compensation” table, which we refer to as the Named Executive Officers, and (iv) all executive officers and directors as a group. The Company has relied upon information provided to the Company by its directors and Named Executive Officers and copies of documents sent to the Company that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2017 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 100 Winchester Circle, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	51,791,241	12.02%
The Vanguard Group, Inc. (2) 100 Vanguard Blvd Malvern, PA 19355	26,239,799	6.09%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	25,402,449	5.89%
The Growth Fund of America (4) 6455 Irvine Center Drive Irvine, CA 92618	23,402,761	5.43%
Reed Hastings (5)	11,823,357	2.71%
Jay C. Hoag (6) 528 Ramona Street Palo Alto, CA 94301	6,428,870	1.49%
Neil Hunt (7)	1,368,281	*
Ted Sarandos (8)	679,088	*
Greg Peters (9)	241,016	*
David Wells (10)	192,756	*
A. George (Skip) Battle (11)	165,090	*
Richard N. Barton (12)	117,676	*
Leslie Kilgore (13)	66,468	*
Timothy M. Haley (14) c/o Redpoint Ventures 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025	61,785	*
Ann Mather (15)	36,718	*
Bradford L. Smith (16)	13,965	*
Anne M. Sweeney (17)	13,965	*
All directors and executive officers as a group (16 persons) (18)	21,561,565	4.90%

*	Less than 1% of the Company’s outstanding shares of common stock.

(1)
As of December 31, 2016, based on information provided by Capital Research Global Investors in the Schedule 13G filed February 10, 2017. Of the shares beneficially owned, Capital Research Global Investors reported that it has sole dispositive power and sole voting power with respect to all of the shares.

(2)
As of December 31, 2016, based on information provided by The Vanguard Group, Inc. in the Schedule 13G filed February 9, 2017. Of the shares beneficially owned, The Vanguard Group, Inc. reported that it has sole dispositive power with respect to 25,498,325 shares, shared dispositive power with respect to 741,474 shares, sole voting power with respect to 670,780 shares and shared voting power with respect to 77,546 shares.

(3)
As of December 31, 2016, based on information provided by BlackRock, Inc. in the Schedule 13G filed January 25, 2017. Of the shares beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to all of the shares and sole voting power with respect to 21,596,737 shares.

(4)
As of December 31, 2016, based on information provided by The Growth Fund of America in the Schedule 13G filed February 7, 2017. According to information in that filing, these shares may also be reflected in the filing made by Capital Research Global Investors. The Growth Fund of America has no sole or shared dispositive or voting power with respect to the shares beneficially owned.

(5)	Includes options to purchase 5,960,830 shares. Mr. Hastings is a trustee of the Hastings-Quillin Family Trust, which is the holder of 5,862,527 of the Company’s shares.

(6)	Includes (i) 3,295,508 common shares that are directly held by TCV VII, L.P. ("TCV VII"), (ii) 1,711,415 common shares that are directly held by TCV VII (A), L.P. ("TCV VII (A)"), (iii) 28,497 common shares that are directly held by TCV Member Fund, L.P. ("Member Fund"), (iv) 640,434 common shares that are directly held by Orange Investor, L.P. (“Orange Investor”), (v) 172,704 common shares that are directly held by Orange Investor (A), L.P. (“Orange Investor (A)”), (vi) 39,777 common shares that are directly held by Orange Investor (B), L.P. (“Orange Investor (B)”), (vii) 47,085 common shares that are directly held by Orange (MF) Investor, L.P. (“Orange Investor (MF)”), (viii) options to purchase 60,868 common shares held by Jay C. Hoag, (ix) 386,832 common shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (x) 45,750 common shares held by Hamilton Investments Limited Partnership (“Hamilton Investments”).

Jay C. Hoag and eight other individuals (the "Class A Directors") are Class A Directors of Technology Crossover Management VII, Ltd. ("Management VII") and limited partners of Technology Crossover Management VII, L.P. ("TCM VII") and Member Fund. Management VII is the general partner of TCM VII, which is the general partner of TCV VII and TCV VII (A). Management VII is also a general partner of Member Fund. The Class A Directors of Management VII and TCM VII may be deemed to beneficially own the securities held by TCV VII, TCV VII (A) and Member Fund, but each of the Class A Directors, Management VII and TCM VII disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

Mr. Hoag and seven other individuals are Class A Directors of Technology Crossover Management VIII, Ltd. (“Management VIII”) and a limited partners of Technology Crossover Management VIII, L.P. (“TCM VIII”). Management VIII is the sole general partner of TCM VIII, which in turn is the sole general partner of TCV VIII, L.P., which in turn is the sole member of Orange Investor GP, LLC ("Orange GP"), which in turn is the sole general partner of Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor. The Class A Directors of Management VIII and TCM VIII may be deemed to beneficially own the shares held by Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor but disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The shares held by Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor are also pledged as collateral for a third party debt facility.

Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, with respect to 46,657 of the options, Mr. Hoag has transferred to TCV VII Management, L.L.C. (“TCV VII Management”) 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Additionally, with respect to 2,612 of the options, Mr. Hoag has transferred to TCV VIII Management, L.L.C. (“TCV VIII Management”) 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VII Management and TCV VIII Management but disclaims beneficial ownership of such options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein.

Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Mr. Hoag is the sole general partner and a limited partner of Hamilton Investments and may be deemed to have the sole power to dispose or direct the disposition of the shares held by Hamilton Investments. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7)	Includes options to purchase 898,329 shares. Mr. Hunt is a trustee of the Neil and Julie Better Planet CRT, which is the holder of 10,000 of the Company's shares.

(8)	Includes options to purchase 679,088 shares.

(9)	Includes options to purchase 227,926 shares.

(10)	Includes options to purchase 192,756 shares.

(11)	Includes options to purchase 109,090 shares. Mr. Battle is a trustee of the A. George Battle 2012 Separate Property Trust, which is the holder of 56,000 of the Company’s shares.

(12)	Includes options to purchase 90,664 shares. Mr. Barton is a trustee of the Barton Family Foundation, which is the holder of 20,000 of the Company's shares.

(13)	Includes options to purchase 31,272 shares.

(14)	Includes options to purchase 61,785 shares.

(15)	Includes options to purchase 36,718 shares.

(16)	Includes options to purchase 13,965 shares.

(17)	Includes options to purchase 13,965 shares.

(18)	Includes, without duplication, the shares and options listed in footnotes (5) through (17) above.

COMPENSATION DISCUSSION AND ANALYSIS
Philosophy

The Company's compensation philosophy is premised on the Company's desire to attract and retain outstanding performers. As such, the Company aims to provide highly competitive compensation packages for all its key positions, including its Named Executive Officers. The Company's compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance. Individual compensation is nonetheless linked to Company performance by virtue of the stock options granted by the Company.
Determining Executive Compensation

The Company's compensation program for Named Executive Officers centers around three components: salary, stock options and performance-based bonuses. The compensation associated with each of these components is expressed in a dollar-denominated amount and is allocated among these components, as described below.
In determining the compensation for its Named Executive Officers, the Compensation Committee (A) reviews and considers the performance of each Named Executive Officer and (B) considers, for each Named Executive Officer, the estimated amount of compensation:

(i)	the Company would be willing pay to retain that person;

(ii)	the Company would have to pay to replace the person; and

(iii)	the individual could otherwise command in the employment marketplace.
The Chief Executive Officer, in consultation with the Chief Talent Officer, reviews comparative data derived from market research and publicly available information for each of the Named Executive Officers. The Chief Executive Officer then makes recommendations to the Compensation Committee regarding compensation for each Named Executive Officer. The Compensation Committee reviews and discusses the information and then determines a dollar-denominated amount available for allocation to the three compensation components described above ("allocatable compensation") for each Named Executive Officer, as it deems appropriate.
The Chief Executive Officer’s compensation is determined by the Compensation Committee outside the presence of the Chief Executive Officer. The Committee’s decision regarding compensation for the Chief Executive Officer is based on the philosophy outlined above and includes a review of comparative data and consideration of the accomplishments of the Chief Executive Officer in developing the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management. In establishing the Chief Executive Officer’s compensation, the Compensation Committee is also mindful of the results of the stockholder’s Advisory Vote on Executive Compensation for the prior year.
In determining compensation for 2017, the Compensation Committee retained Compensia, a management consulting firm providing executive compensation advisory services, to help the Committee assess the competitiveness of the Chief Executive Officer’s compensation, obtain a general understanding of chief executive compensation practices in the marketplace and as a resource for its deliberations concerning the Chief Executive Officer's specific compensation. The Compensation Committee did not use the information from Compensia, however, with the goal of setting a specific target compensation level based upon the percentiles derived from such other companies. The Compensation Committee worked with Compensia in determining an appropriate peer group of companies. The peer group reflected the Company’s continued orientation toward media companies and consumer-facing technology companies. The peer group was comprised of the following companies: Activision Blizzard, Adobe Systems, AMC Networks, CBS, Discovery Communications, Dolby Laboratories, eBay, Electronic Arts, Lions Gate Entertainment, PayPal Holdings, salesforce.com, Scripps Networks Interactive, Sirius XM

Holdings, The Priceline Group, Time Warner, Twenty-first Century Fox, Twitter, Viacom, Walt Disney and Workday. Compensia also provided comparative data for helping review and determine compensation for the Chief Executive Officer in 2015 and 2016. The peer group for 2016 was comprised of the following companies: Adobe Systems, AMC Networks, CBS, Discovery Communications, Dolby Laboratories, eBay, LinkedIn, Lions Gate Entertainment, salesforce.com, Scripps Networks Interactive, Starz, The Priceline Group, Time Warner, Twenty-first Century Fox, Twitter, Viacom, Walt Disney and Workday. Total fees paid to Compensia were less than $120,000 in each year.
With respect to each of the Named Executive Officers, in determining compensation, the Compensation Committee considers the Company’s compensation philosophy as outlined above, comparative market data and specific factors relative to each Named Executive Officer’s responsibilities and performance. The Company does not specifically benchmark compensation for its Named Executive Officers in terms of picking a particular percentile relative to other people with similar titles at peer group companies. The Company believes that many subjective factors unique to each Named Executive Officer’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination.
In determining Mr. Hunt’s compensation, the Committee considered his responsibility for the development and deployment of the Company’s increasing engineering systems and product offerings across the globe and in multiple languages, as well as the continued market demand for engineering talent. In determining Mr. Sarandos’s compensation, the Committee considered his role in obtaining globally relevant content for the Company’s international expansion, his significant contributions to the Company’s original content strategy and buildout of the infrastructure to support that strategy, and the market demand for high-level content programming talent. In determining Mr. Wells’s compensation, the Committee considered his performance in managing the finance organization as the Company's business continues to evolve and grow internationally. In determining Mr. Peters’s compensation, the Committee considered his performance in maintaining and expanding our business operations across the globe, in particular Japan and markets in the Asia-Pacific region. The Committee also considered his responsibilities in assisting the Company with its consumer electronic and network operator relationships.
The Company’s compensation practices are evaluated on an ongoing basis to determine whether they are appropriate to attract, retain and reward outstanding performers. Such evaluations may result in refinements to the compensation program, including changes in how compensation is determined and awarded. Individual employee performance, including that of our Named Executive Officers, is also evaluated on an ongoing basis. To the extent such performance exceeds or falls short of the Company’s performance values, the Company may take action that includes, in the case of star performers, promotions or increases in compensation or, in the case of under performers, demotion, a reduction in compensation or termination.
Elements of Executive Compensation

After determining the allocatable compensation for each Named Executive Officer by the method described above, such amount for each individual is divided into the three key components of salary, stock options and performance-based bonuses. This allocation is made pursuant to the compensation preferences of each Named Executive Officer; provided however, the salary component may not exceed $1 million, except for Mr. Wells who is excluded from the applicable IRS regulations. Any amount in salary above $1 million that is not otherwise allocated to stock options will become eligible for payment pursuant to the performance-based bonus plan (discussed below). The amount allocated to salary was considered cash compensation and paid through payroll during 2016 on a bi-weekly basis.
The amount allocated to stock options is referred to as the stock option allocation. Starting in 2015, the Company also provides a minimum annual stock option allowance (equal to 5% of the Named Executive Officer's allocatable compensation) which is added to the amount allocated to stock options by the Named Executive Officer in the manner described above. While the stock option allocation is expressed in a dollar denomination, the stock option allocation is only used by the Company to calculate the number of stock options to be granted in the manner described below. The stock option allocation is not available to the employees as cash compensation, except where an employee who has allocated a portion of their compensation towards stock options receives severance payments and as otherwise set forth in the Executive Severance and Retention Incentive Plan described below.
After the stock option allocation is established, the Named Executive Officers receive monthly option grants pursuant to the Company’s monthly option grant program. Under this program, the Named Executive Officers receive, on the first trading day of the month, fully vested options granted at fair market value as reflected by the closing price on the date of the option grant. The number of stock options to be granted monthly will fluctuate based on the fair market value on the date of the option grant. For 2015 and 2016, the actual number of options granted to the Named Executive Officers was determined by the following formula: the monthly dollar amount of the stock option allocation / ([fair market value on the date of option grant] * 0.40). For stock option accounting purposes, the dollar value of stock options granted by the Company are appreciably higher than the dollar value of the stock option allocation (please compare “Summary Executive Compensation” table provided in this Proxy Statement with the table below). Furthermore, because the stock options are granted at fair market value on the date of the option grant and are not generally transferable, they are only of value to the recipient through an increase in the market value of the Company’s common stock, thereby linking that element of compensation to Company performance.
As shown in the table below, the Company’s Named Executive Officers elected to receive a significant portion of their compensation in the form of stock options. The Company believes that equity ownership, including stock and stock options, helps align the interest of the Named Executive Officers with those of the Company’s stockholders and is a good mechanism to link executive compensation to long-term company performance.
In 2015 and 2016, the compensation components for the Named Executive Officers were allocated as follows (please see the “Summary Executive Compensation” table provided in this Proxy Statement for a complete description of the compensation of the Named Executive Officers in 2015 and 2016):

Name and Position	2015 Annual Salary	2015 Annual Stock Option Allocation	2015 Monthly Stock Option Allocation	2015 Bonus
Reed Hastings Chief Executive Officer and Chairman of the Board	$1,000,000	$13,700,000	$1,141,667	$—
Neil Hunt Chief Product Officer	1,000,000	1,875,000	156,250	5,000,000
Greg Peters International Development Officer	1,000,000	2,725,000	227,083	1,000,000
Ted Sarandos Chief Content Officer	1,000,000	9,600,000	800,000	2,000,000
David Wells Chief Financial Officer	2,000,000	1,675,000	139,583	—

Name and Position	2016 Annual Salary	2016 Annual Stock Option Allocation	2016 Monthly Stock Option Allocation	2016 Bonus
Reed Hastings Chief Executive Officer and Chairman of the Board	$900,000	$19,050,000	$1,587,500	$—
Neil Hunt Chief Product Officer	1,000,000	2,150,000	179,167	5,250,000
Greg Peters International Development Officer	1,000,000	3,275,000	272,917	1,500,000
Ted Sarandos Chief Content Officer	1,000,000	11,800,000	983,333	4,000,000
David Wells Chief Financial Officer	2,400,000	1,800,000	150,000	—

As described above, the Committee determined that the maximum annual salary payable to any Named Executive Officer (excluding Mr. Wells) for 2016 would be $1 million. Any portion of a Named Executive Officer’s compensation that was not allocated to stock options or salary was paid to the Named Executive Officer pursuant to our Performance Bonus Plan (the "Plan"), which was approved by shareholders at our 2014 Annual Meeting. The Plan is intended to permit the Company to seek a full federal tax deduction for compensation paid under the Plan, compensation that otherwise might not be fully tax deductible to the Company if paid as salary.
Under the Plan, bonuses are paid only if the performance goals set by the Committee at the beginning of the applicable performance period are achieved. The actual awards (if any) payable for any performance period will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee. The Compensation Committee has the discretion to determine whether a bonus will be paid in the event an executive terminates employment before the bonus is scheduled to be paid. In addition, the Compensation Committee has discretion to decrease (but not increase) the bonuses that otherwise would be paid under the Bonus Plan based on actual performance versus the specified goals.
For 2016, the Compensation Committee approved four performance periods. Each performance period was comprised of one of our fiscal quarters so that, in effect, one performance period always was in effect during 2016. There were three participants in each performance period, namely Mr. Sarandos, Mr. Hunt and Mr. Peters. For each performance period, the Committee chose a target bonus for each participant and goal for the Company’s global streaming revenue for that quarter, as calculated under generally accepted accounting principles and reflected in our publicly-available financial statements. The Committee chose this goal because global streaming revenue is an important metric demonstrating growth of the Company. Under the bonus formula approved by the Committee, the actual bonus earned (if any) would correspond to the percentage of the goal achieved, provided that no bonus would be payable for less than 80% achievement of the goal and the maximum bonus payable would be 120% of the target bonus, even if performance was greater than 120% of the goal. The below table shows the performance goals, the level of achievement of the goals, and the percentage of target bonuses earned for each of the four quarterly performance periods.

Performance Goals by Quarter	Q1	Q2	Q3	Q4
Goal for Global Streaming Revenue (in thousands)	$1,813,000	$1,964,000	$2,155,000	$2,344,000
Actual Global Streaming Revenue (in thousands)	1,812,989	1,966,000	2,158,000	2,351,000
% of Goal Achieved	100%	100%	100%	100%
% of Target Bonus Earned	100%	100%	100%	100%

Based on the above, the following bonuses were paid in 2016:

Name and Position	Q1	Q2	Q3	Q4	2016
Neil Hunt
Target Bonus	$1,312,500	$1,312,500	$1,312,500	$1,312,500	$5,250,000
Actual Bonus	1,312,500	1,312,500	1,312,500	1,312,500	5,250,000
Greg Peters
Target Bonus	375,000	375,000	375,000	375,000	1,500,000
Actual Bonus	375,000	375,000	375,000	375,000	1,500,000
Ted Sarandos
Target Bonus	1,000,000	1,000,000	1,000,000	1,000,000	4,000,000
Actual Bonus	1,000,000	1,000,000	1,000,000	1,000,000	4,000,000

In 2017, the compensation components for the persons expected to be Named Executive Officers for the fiscal year ending December 31, 2017 are being allocated as follows:

Name and Position	2017 Annual Salary	2017 Annual Stock Option Allocation	2017 Monthly Stock Option Allocation	2017 Estimated Target Bonus
Reed Hastings Chief Executive Officer and Chairman of the Board	$850,000	$21,200,000	$1,766,667	$—
Neil Hunt Chief Product Officer	1,000,000	2,410,000	200,833	5,200,000
Greg Peters International Development Officer	1,000,000	3,275,000	272,917	1,500,000
Ted Sarandos Chief Content Officer	1,000,000	11,000,000	916,667	9,000,000
David Wells Chief Financial Officer	2,500,000	1,910,000	159,167	—
The Estimated Target Bonus amounts set out in the table above are estimates only, and any actual amounts that may be paid to these Named Executive Officers may differ based on factors adopted by the Committee pursuant to the Plan.
Vested stock options granted after June 30, 2004 and before January 1, 2007 can be exercised up to one (1) year following termination of employment. Vested stock options granted on or after January 1, 2007 can be exercised up to ten (10) years following grant regardless of employment status. The Company believes that this increase in the life of the options enhances the value of such options for each employee and thereby encourages equity ownership in the Company which is helpful in aligning the interests of employees with that of the Company. The Company does not believe that staggered vesting of stock options or early expiration of options following termination has a material impact on retention. The Company believes that creating a high-performance culture and providing highly competitive compensation packages are the critical components for retaining employees, including its Named Executive Officers.
Across the broader employee base, the Company utilizes salary and stock options as its key compensation components in order to be competitive within the marketplace. Similarly situated companies typically offer employees an equity component as part of their overall compensation and as such, the Company believes it is important to provide this opportunity to its employees, including the Named Executive Officers. By permitting employees to request a customized combination of salary and stock options, the Company believes it is better able to take into consideration personal compensation preferences and thereby offer a more compelling compensation package. In addition, offering grants monthly provides employees with a “dollar-cost averaging” approach to the price of their option grants. Option grants made on an infrequent basis are more susceptible to the whims of market timing and fluctuations. By granting options each month, the Company believes it alleviates to a great extent the arbitrariness of option timing and the potential negative employee issues associated with “underwater” options.
Each Named Executive Officer, like all of the Company's employees, is eligible to receive an additional $15,000 in annual compensation not reflected above that may be used to defray the cost of health care benefits previously paid by the Company. Any portion of this allowance not utilized toward the cost of health care benefits will be paid as salary, up to a maximum of $5,000.
In addition to salary and stock options, all exempt employees, including Named Executive Officers, also have the opportunity to participate in the Company's 401(k) matching program which enables them to receive a dollar-for-dollar Company match of up to 3% of his or her compensation to the 401(k) fund. Mr. Hunt, Mr. Sarandos and Mr. Wells all participated in this program in 2016 and therefore the Company matched the 401(k) contributions as shown in the tables of this Proxy Statement.
The Company also maintains a group term life insurance policy for all full-time employees.

Termination-Based Compensation and Change in Control Retention Incentives

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan. Under this plan, each employee of the Company at the level of Vice President or higher is entitled to a severance benefit upon termination of employment by the Company (other than for cause, death or permanent disability) so long as he or she signs a waiver and release of claims in a form reasonably satisfactory to the Company. The severance benefit consists of a lump sum cash payment equal to nine (9) months of base pay and nine (9) months of the cash equivalent to the stock option allocation then being used in calculating the number of options granted monthly to such employee. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit as well as a severance benefit.
In lieu of the severance benefit, employees covered by the plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to twelve (12) months of base pay and twelve (12) months of the cash equivalent to the stock option allocation then being used in calculating the number of options granted monthly to such employee.
The Company also has a plan for its director level employees that provides those employees who are employed by the Company on the date of a change in control transaction with a lump sum cash payment equal to six (6) months of base pay and six (6) months of the cash equivalent to the stock option allocation then being used in calculating the number of options granted monthly to such employee. While director level employees are not guaranteed any severance, to the extent any severance is provided, payment associated with the change in control will be in lieu of or otherwise offset against any such severance payment.
The Company believes that it was appropriate to make such payment upon the single-trigger event of a change in control in order to reduce distractions associated with the uncertainty surrounding change in control transactions and to reduce potential conflicts that might otherwise arise when a Company executive must rely on the decisions of the acquiring company for either continued employment or severance.
The benefits owing under the plans are to be paid to the beneficiary by the Company as soon as administratively practicable following the completion of all conditions to the payment, but in no event more than two and one half months following the date of the triggering event. The Company believes that benefits under the Company’s Amended and Restated Executive Severance and Retention Incentive Plan are consistent with similar benefits offered to executive officers of similarly situated companies and moreover, the Plan is an important element in advancing the Company’s overall compensation philosophy of attracting and retaining outstanding performers. Each of the terms “base pay,” “cause” and “change in control” are defined in the plan, a copy of which is attached as Exhibit 10.7 to the Company’s Form 10-K filed on February 1, 2013.
Tax Considerations

The Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code on executive officer compensation. Section 162(m) generally disallows a tax deduction for compensation that we pay to our Chief Executive Officer or any of the next three most highly compensated executive officers (excluding the Chief Financial Officer) to the extent that the compensation for any such individual exceeds $1 million in any taxable year. However, this deduction limitation does not apply to compensation that is "performance-based" under Section 162(m). The Company's stock options grants are intended to qualify as performance-based under Section 162(m). Similarly, bonuses earned and paid under the Performance Bonus Plan are intended to qualify as performance-based. Amounts paid as salary do not qualify as performance-based. For this reason, the Committee chose to cap each Named Executive Officer's salary (other than the Chief Financial Officer) at $1 million for 2016. Although the Committee carefully considers the tax impact of the Company's compensation programs, in the future the Committee and the Company may choose to pay compensation that is not tax deductible to the Company to the extent that the Committee considers it to be in the interests of the Company and its shareholders.

The Committee’s Consideration of the 2016 Nonbinding Advisory Vote to Approve the Compensation of our Named Executive Officers

In 2016, 96% of the shares voted approved the compensation of our Named Executive Officers. At the time of the 2016 vote, the Committee had already approved the design and goals of our executive compensation program for 2016. The Committee reviewed these voting results, which affirmed support of the Company's approach to executive compensation.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER MATTERS
Summary Executive Compensation

The following summary executive compensation table sets forth information concerning the compensation paid by the Company to: (i) the Chief Executive Officer (the Company’s principal executive officer), (ii) the Chief Financial Officer (the Company’s principal financial officer), and (iii) the Company’s other named executive officers listed below. A description of the method for determining the amount of salary in proportion to total compensation is set forth above in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Reed Hastings	2016	$900,000	$22,277,733	$—	16,834 (3)	$23,194,567
Chief Executive Officer, President, Chairman of the	2015	1,115,385	15,496,797	—	16,832 (4)	16,629,014
Board	2014	2,961,539	8,102,387	—	15,966 (5)	11,079,892
Neil Hunt	2016	1,000,000	2,549,204	5,250,000	23,944 (6)	8,823,148
Chief Product Officer	2015	1,067,308	2,368,693	4,987,500	23,942 (7)	8,447,443
	2014	1,750,000	4,746,338	—	23,766 (8)	6,520,104
Greg Peters	2016	1,000,000	3,869,152	1,500,000	1,675,765 (9)	8,044,917
International Development	2015	1,038,462	3,156,900	997,500	429,724 (10)	5,622,586
Officer	2014	999,431	2,640,331	—	15,420 (11)	3,655,182
Ted Sarandos	2016	1,000,000	13,917,568	4,000,000	21,532 (12)	18,939,100
Chief Content Officer	2015	1,107,692	10,877,040	1,995,000	22,030 (13)	14,001,762
	2014	2,776,923	6,022,094	—	28,250 (14)	8,827,267
David Wells	2016	2,400,000	2,145,314	—	1,566,375 (15)	6,111,689
Chief Financial Officer	2015	2,036,539	1,928,575	—	213,736 (16)	4,178,850
	2014	943,077	1,476,414	—	23,220 (17)	2,442,711

(1)
Dollar amounts in the Option Awards column reflect the grant date fair value with respect to stock options during the respective fiscal year. The dollar amounts set forth in the Option Awards column are different than the stock option allocation amounts described in the section above entitled “Compensation Discussion and Analysis” because the stock option allocation amounts are reflective of the total compensation amount attributable to stock option grants, not the accounting valuation. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 7 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” in the Company’s Form 10-K filed with the SEC on January 27, 2017.

(2)
In accordance with the Company's Performance Bonus Plan as approved by the Compensation Committee, the dollar amounts represent the amount earned in 2016 for the achievement of the established performance goals.

(3)	Includes $15,000 in medical paid premiums and $1,834 under sponsored benefit plans available to all employees.

(4)	Includes $15,000 in medical paid premiums and $1,832 under sponsored benefit plans available to all employees.

(5)	Includes $15,000 in medical paid premiums and $966 under sponsored benefit plans available to all employees.

(6)	Includes $7,950 representing our matching contribution made under our 401(k) plan, $15,000 in medical paid premiums, and $994 under sponsored benefit plans available to all employees.

(7)	Includes $7,950 representing our matching contribution made under our 401(k) plan, $15,000 in medical paid premiums, and $992 under sponsored benefit plans available to all employees.

(8)	Includes $7,800 representing our matching contribution made under our 401(k) plan, $15,000 in medical paid premiums, and $966 under sponsored benefit plans available to all employees.

(9)
Includes $15,000 in medical paid premiums, $630 under sponsored benefit plans available to all employees, and payment of $1,660,135 for living allowance and taxes paid by the Company to tax equalize the employee for an expatriate assignment.

(10)
Includes $15,000 in medical paid premiums, $637 under sponsored benefit plans available to all employees, and payment of $414,087 for living allowance and taxes paid by the Company to tax equalize the employee for an expatriate assignment.

(11)	Includes $15,000 in medical paid premiums and $420 under sponsored benefit plans available to all employees.

(12)	Includes $5,538 representing our matching contribution made under our 401(k) plan, $15,000 in medical paid premiums, and $994 under sponsored benefit plans available to all employees.

(13)
Includes $5,538 representing our matching contribution made under our 401(k) plan, $15,000 in medical paid premiums, $992 under sponsored benefit plans available to all employees, and a $500 auto allowance.

(14)
Includes $5,784 representing our matching contribution made under our 401(k) plan, $15,000 in medical paid premiums, $966 under sponsored benefit plans available to all employees, and a $6,500 auto allowance.

(15)
Includes $7,950 representing our matching contribution made under our 401(k) plan, $15,000 in medical paid premiums, $2,239 under sponsored benefit plans available to all employees, and payment of $1,541,186 for living allowance and taxes paid by the Company to tax equalize the employee for an expatriate assignment.

(16)
Includes $7,950 representing our matching contribution made under our 401(k) plan, $15,000 in medical paid premiums, $436 under sponsored benefit plans available to all employees, and payment of $190,350 for living allowance and taxes paid by the Company to tax equalize the employee for an expatriate assignment.

(17)	Includes $7,800 representing our matching contribution made under our 401(k) plan, $15,000 in medical paid premiums, and $420 under sponsored benefit plans available to all employees.
Grants of Plan-Based Awards

The following table sets forth information concerning grants of awards made to the Named Executive Officers during 2016. As described above in “Compensation Discussion and Analysis,” the Company grants employees, including the Named Executive Officers, fully vested stock options on a monthly basis. These are the only awards made to the Named Executive Officers. The material terms of these grants, including the formula for determining the number of stock options to be granted, are set forth above in “Compensation Discussion and Analysis.”

		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(#)	($/Sh)	($)
Reed Hastings	1/4/2016	25,959	$109.9600	1,453,935
Reed Hastings	2/1/2016	42,176	$94.0900	2,021,302
Reed Hastings	3/1/2016	40,374	$98.3000	2,021,288
Reed Hastings	4/1/2016	37,547	$105.7000	1,923,379
Reed Hastings	5/2/2016	42,629	$93.1100	1,923,608
Reed Hastings	6/1/2016	39,097	$101.5100	1,923,389
Reed Hastings	7/1/2016	41,055	$96.6700	1,844,786
Reed Hastings	8/1/2016	42,055	$94.3700	1,844,759
Reed Hastings	9/1/2016	40,755	$97.3800	1,844,759
Reed Hastings	10/3/2016	38,670	$102.6300	1,825,495
Reed Hastings	11/1/2016	32,188	$123.3000	1,825,533
Reed Hastings	12/1/2016	33,857	$117.2200	1,825,502

		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(#)	($/Sh)	($)
Neil Hunt	1/4/2016	3,553	$109.9600	199,000
Neil Hunt	2/1/2016	4,760	$94.0900	228,125
Neil Hunt	3/1/2016	4,557	$98.3000	228,142
Neil Hunt	4/1/2016	4,237	$105.7000	217,044
Neil Hunt	5/2/2016	4,812	$93.1100	217,139
Neil Hunt	6/1/2016	4,412	$101.5100	217,050
Neil Hunt	7/1/2016	4,634	$96.6700	208,226
Neil Hunt	8/1/2016	4,746	$94.3700	208,185
Neil Hunt	9/1/2016	4,600	$97.3800	208,217
Neil Hunt	10/3/2016	4,364	$102.6300	206,011
Neil Hunt	11/1/2016	3,633	$123.3000	206,045
Neil Hunt	12/1/2016	3,821	$117.2200	206,021

Greg Peters	1/4/2016	5,163	$109.9600	289,174
Greg Peters	2/1/2016	7,251	$94.0900	347,507
Greg Peters	3/1/2016	6,941	$98.3000	347,495
Greg Peters	4/1/2016	6,455	$105.7000	330,663
Greg Peters	5/2/2016	7,329	$93.1100	330,717
Greg Peters	6/1/2016	6,721	$101.5100	330,642
Greg Peters	7/1/2016	7,058	$96.6700	317,148
Greg Peters	8/1/2016	7,230	$94.3700	317,147
Greg Peters	9/1/2016	7,007	$97.3800	317,169
Greg Peters	10/3/2016	6,648	$102.6300	313,832
Greg Peters	11/1/2016	5,533	$123.3000	313,802
Greg Peters	12/1/2016	5,821	$117.2200	313,857

Ted Sarandos	1/4/2016	18,190	$109.9600	1,018,802
Ted Sarandos	2/1/2016	26,125	$94.0900	1,252,051
Ted Sarandos	3/1/2016	25,008	$98.3000	1,252,003
Ted Sarandos	4/1/2016	23,258	$105.7000	1,191,412
Ted Sarandos	5/2/2016	26,405	$93.1100	1,191,510
Ted Sarandos	6/1/2016	24,218	$101.5100	1,191,412
Ted Sarandos	7/1/2016	25,430	$96.6700	1,142,684
Ted Sarandos	8/1/2016	26,050	$94.3700	1,142,694
Ted Sarandos	9/1/2016	25,245	$97.3800	1,142,705
Ted Sarandos	10/3/2016	23,953	$102.6300	1,130,749
Ted Sarandos	11/1/2016	19,938	$123.3000	1,130,778
Ted Sarandos	12/1/2016	20,972	$117.2200	1,130,768

David Wells	1/4/2016	3,173	$109.9600	177,716
David Wells	2/1/2016	3,986	$94.0900	191,031
David Wells	3/1/2016	3,814	$98.3000	190,944
David Wells	4/1/2016	3,548	$105.7000	181,749
David Wells	5/2/2016	4,028	$93.1100	181,761

		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	(#)	($/Sh)	($)
David Wells	6/1/2016	3,694	$101.5100	181,727
David Wells	7/1/2016	3,880	$96.6700	174,346
David Wells	8/1/2016	3,973	$94.3700	174,277
David Wells	9/1/2016	3,851	$97.3800	174,314
David Wells	10/3/2016	3,654	$102.6300	172,494
David Wells	11/1/2016	3,041	$123.3000	172,469
David Wells	12/1/2016	3,199	$117.2200	172,484

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2016. All options are fully vested.

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Reed Hastings	86,835	$3.2614	3/1/2017
Reed Hastings	84,469	$3.3543	4/2/2017
Reed Hastings	89,502	$3.1643	5/1/2017
Reed Hastings	91,994	$3.0814	6/1/2017
Reed Hastings	101,815	$2.7829	7/2/2017
Reed Hastings	115,577	$2.4514	8/1/2017
Reed Hastings	109,214	$2.5914	9/4/2017
Reed Hastings	93,380	$3.0314	10/1/2017
Reed Hastings	75,467	$3.7557	11/1/2017
Reed Hastings	83,335	$3.3971	12/3/2017
Reed Hastings	75,243	$3.7643	1/2/2018
Reed Hastings	91,861	$3.6271	2/1/2018
Reed Hastings	75,369	$4.4200	3/3/2018
Reed Hastings	63,889	$5.2157	4/1/2018
Reed Hastings	75,271	$4.4286	5/1/2018
Reed Hastings	75,558	$4.4129	6/2/2018
Reed Hastings	86,037	$3.8714	7/1/2018
Reed Hastings	79,800	$4.1743	8/1/2018
Reed Hastings	75,656	$4.4057	9/2/2018
Reed Hastings	77,672	$4.2914	10/1/2018
Reed Hastings	99,883	$3.3371	11/3/2018
Reed Hastings	105,868	$3.1486	12/1/2018
Reed Hastings	78,092	$4.2671	1/2/2019
Reed Hastings	63,147	$5.2786	2/2/2019
Reed Hastings	67,907	$4.9071	3/2/2019
Reed Hastings	54,418	$6.1243	4/1/2019
Reed Hastings	52,458	$6.3543	5/1/2019
Reed Hastings	56,966	$5.8486	6/1/2019
Reed Hastings	57,414	$5.8029	7/1/2019
Reed Hastings	51,898	$6.4243	8/3/2019
Reed Hastings	55,342	$6.0214	9/1/2019
Reed Hastings	52,269	$6.3743	10/1/2019
Reed Hastings	43,372	$7.6857	11/2/2019
Reed Hastings	40,061	$8.3186	12/1/2019
Reed Hastings	54,516	$7.6400	1/4/2020
Reed Hastings	95,578	$8.7186	2/1/2020
Reed Hastings	83,692	$9.9571	3/1/2020
Reed Hastings	77,777	$10.7143	4/1/2020
Reed Hastings	57,197	$14.5700	5/3/2020

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Reed Hastings	54,369	$15.3271	6/1/2020
Reed Hastings	53,193	$15.6657	7/1/2020
Reed Hastings	57,260	$14.5543	8/2/2020
Reed Hastings	43,239	$19.2729	9/1/2020
Reed Hastings	37,716	$22.0943	10/1/2020
Reed Hastings	34,853	$23.9100	11/1/2020
Reed Hastings	29,148	$28.5914	12/1/2020
Reed Hastings	32,697	$25.4871	1/3/2021
Reed Hastings	41,097	$30.4143	2/1/2021
Reed Hastings	42,763	$29.2329	3/1/2021
Reed Hastings	36,141	$34.5843	4/1/2021
Reed Hastings	36,890	$33.8843	5/2/2021
Reed Hastings	32,739	$38.1800	6/1/2021
Reed Hastings	32,648	$38.2843	7/1/2021
Reed Hastings	33,222	$37.6257	8/1/2021
Reed Hastings	37,513	$33.3243	9/1/2021
Reed Hastings	77,266	$16.1786	10/3/2021
Reed Hastings	109,249	$11.4414	11/1/2021
Reed Hastings	130,263	$9.5957	12/1/2021
Reed Hastings	121,121	$10.3200	1/3/2022
Reed Hastings	35,581	$17.5671	2/1/2022
Reed Hastings	38,801	$16.1071	3/1/2022
Reed Hastings	38,388	$16.2814	4/2/2022
Reed Hastings	53,774	$11.6229	5/1/2022
Reed Hastings	69,503	$8.9929	6/1/2022
Reed Hastings	64,477	$9.6929	7/2/2022
Reed Hastings	80,276	$7.7857	8/1/2022
Reed Hastings	78,225	$7.9900	9/4/2022
Reed Hastings	78,057	$8.0071	10/1/2022
Reed Hastings	56,315	$11.0986	11/1/2022
Reed Hastings	57,561	$10.8586	12/3/2022
Reed Hastings	47,551	$13.1443	1/2/2023
Reed Hastings	35,399	$23.5429	2/1/2023
Reed Hastings	30,807	$27.0529	3/1/2023
Reed Hastings	31,976	$26.0614	4/1/2023
Reed Hastings	27,398	$30.4157	5/1/2023
Reed Hastings	26,278	$31.7100	6/3/2023
Reed Hastings	26,012	$32.0400	7/1/2023
Reed Hastings	23,415	$35.5886	8/1/2023
Reed Hastings	20,188	$41.2857	9/3/2023
Reed Hastings	17,969	$46.3743	10/1/2023
Reed Hastings	17,717	$47.0386	11/1/2023
Reed Hastings	16,030	$51.9886	12/2/2023
Reed Hastings	16,079	$51.8314	1/2/2024

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Reed Hastings	21,637	$57.7686	2/3/2024
Reed Hastings	19,635	$63.6557	3/3/2024
Reed Hastings	23,996	$52.0986	4/1/2024
Reed Hastings	25,998	$48.0743	5/1/2024
Reed Hastings	20,734	$60.2943	6/2/2024
Reed Hastings	18,494	$67.5857	7/1/2024
Reed Hastings	20,566	$60.7714	8/1/2024
Reed Hastings	18,361	$68.0857	9/2/2024
Reed Hastings	19,943	$62.6857	10/1/2024
Reed Hastings	22,526	$55.4871	11/3/2024
Reed Hastings	25,599	$48.8300	12/1/2024
Reed Hastings	25,074	$49.8486	1/2/2025
Reed Hastings	45,290	$63.0100	2/2/2025
Reed Hastings	41,601	$68.6071	3/2/2025
Reed Hastings	48,363	$59.0171	4/1/2025
Reed Hastings	35,868	$79.5757	5/1/2025
Reed Hastings	32,067	$89.0029	6/1/2025
Reed Hastings	30,485	$93.6357	7/1/2025
Reed Hastings	25,360	$112.5600	8/3/2025
Reed Hastings	26,977	$105.7900	9/1/2025
Reed Hastings	26,933	$105.9800	10/1/2025
Reed Hastings	26,513	$107.6400	11/2/2025
Reed Hastings	22,765	$125.3700	12/1/2025
Reed Hastings	25,959	$109.9600	1/4/2026
Reed Hastings	42,176	$94.0900	2/1/2026
Reed Hastings	40,374	$98.3000	3/1/2026
Reed Hastings	37,547	$105.7000	4/1/2026
Reed Hastings	42,629	$93.1100	5/2/2026
Reed Hastings	39,097	$101.5100	6/1/2026
Reed Hastings	41,055	$96.6700	7/1/2026
Reed Hastings	42,055	$94.3700	8/1/2026
Reed Hastings	40,755	$97.3800	9/1/2026
Reed Hastings	38,670	$102.6300	10/3/2026
Reed Hastings	32,188	$123.3000	11/1/2026
Reed Hastings	33,857	$117.2200	12/1/2026
Neil Hunt	12,404	$14.5543	8/2/2020
Neil Hunt	9,366	$19.2729	9/1/2020
Neil Hunt	8,169	$22.0943	10/1/2020
Neil Hunt	7,553	$23.9100	11/1/2020
Neil Hunt	6,314	$28.5914	12/1/2020
Neil Hunt	7,084	$25.4871	1/3/2021
Neil Hunt	12,327	$30.4143	2/1/2021
Neil Hunt	12,831	$29.2329	3/1/2021
Neil Hunt	10,843	$34.5843	4/1/2021

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Neil Hunt	11,067	$33.8843	5/2/2021
Neil Hunt	9,821	$38.1800	6/1/2021
Neil Hunt	9,793	$38.2843	7/1/2021
Neil Hunt	9,968	$37.6257	8/1/2021
Neil Hunt	11,256	$33.3243	9/1/2021
Neil Hunt	23,177	$16.1786	10/3/2021
Neil Hunt	32,774	$11.4414	11/1/2021
Neil Hunt	35,581	$17.5671	2/1/2022
Neil Hunt	38,801	$16.1071	3/1/2022
Neil Hunt	38,388	$16.2814	4/2/2022
Neil Hunt	53,774	$11.6229	5/1/2022
Neil Hunt	56,315	$11.0986	11/1/2022
Neil Hunt	13,517	$10.8586	12/3/2022
Neil Hunt	47,551	$13.1443	1/2/2023
Neil Hunt	22,120	$23.5429	2/1/2023
Neil Hunt	19,250	$27.0529	3/1/2023
Neil Hunt	19,985	$26.0614	4/1/2023
Neil Hunt	17,122	$30.4157	5/1/2023
Neil Hunt	16,422	$31.7100	6/3/2023
Neil Hunt	16,254	$32.0400	7/1/2023
Neil Hunt	14,637	$35.5886	8/1/2023
Neil Hunt	12,614	$41.2857	9/3/2023
Neil Hunt	11,228	$46.3743	10/1/2023
Neil Hunt	11,074	$47.0386	11/1/2023
Neil Hunt	10,017	$51.9886	12/2/2023
Neil Hunt	10,052	$51.8314	1/2/2024
Neil Hunt	12,621	$57.7686	2/3/2024
Neil Hunt	11,452	$63.6557	3/3/2024
Neil Hunt	13,993	$52.0986	4/1/2024
Neil Hunt	15,169	$48.0743	5/1/2024
Neil Hunt	12,096	$60.2943	6/2/2024
Neil Hunt	10,787	$67.5857	7/1/2024
Neil Hunt	11,998	$60.7714	8/1/2024
Neil Hunt	10,710	$68.0857	9/2/2024
Neil Hunt	11,634	$62.6857	10/1/2024
Neil Hunt	13,139	$55.4871	11/3/2024
Neil Hunt	14,931	$48.8300	12/1/2024
Neil Hunt	14,630	$49.8486	1/2/2025
Neil Hunt	6,195	$63.0100	2/2/2025
Neil Hunt	5,691	$68.6071	3/2/2025
Neil Hunt	6,622	$59.0171	4/1/2025
Neil Hunt	4,907	$79.5757	5/1/2025
Neil Hunt	4,389	$89.0029	6/1/2025
Neil Hunt	4,172	$93.6357	7/1/2025

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Neil Hunt	3,476	$112.5600	8/3/2025
Neil Hunt	3,692	$105.7900	9/1/2025
Neil Hunt	3,686	$105.9800	10/1/2025
Neil Hunt	3,629	$107.6400	11/2/2025
Neil Hunt	3,115	$125.3700	12/1/2025
Neil Hunt	3,553	$109.9600	1/4/2026
Neil Hunt	4,760	$94.0900	2/1/2026
Neil Hunt	4,557	$98.3000	3/1/2026
Neil Hunt	4,237	$105.7000	4/1/2026
Neil Hunt	4,812	$93.1100	5/2/2026
Neil Hunt	4,412	$101.5100	6/1/2026
Neil Hunt	4,634	$96.6700	7/1/2026
Neil Hunt	4,746	$94.3700	8/1/2026
Neil Hunt	4,600	$97.3800	9/1/2026
Neil Hunt	4,364	$102.6300	10/3/2026
Neil Hunt	3,633	$123.3000	11/1/2026
Neil Hunt	3,821	$117.2200	12/1/2026
Greg Peters	8,001	$52.0986	4/1/2024
Greg Peters	8,666	$48.0743	5/1/2024
Greg Peters	6,909	$60.2943	6/2/2024
Greg Peters	6,167	$67.5857	7/1/2024
Greg Peters	6,853	$60.7714	8/1/2024
Greg Peters	6,118	$68.0857	9/2/2024
Greg Peters	6,650	$62.6857	10/1/2024
Greg Peters	7,511	$55.4871	11/3/2024
Greg Peters	8,533	$48.8300	12/1/2024
Greg Peters	8,358	$49.8486	1/2/2025
Greg Peters	9,009	$63.0100	2/2/2025
Greg Peters	8,274	$68.6071	3/2/2025
Greg Peters	9,618	$59.0171	4/1/2025
Greg Peters	7,133	$79.5757	5/1/2025
Greg Peters	6,377	$89.0029	6/1/2025
Greg Peters	6,062	$93.6357	7/1/2025
Greg Peters	5,047	$112.5600	8/3/2025
Greg Peters	5,366	$105.7900	9/1/2025
Greg Peters	5,357	$105.9800	10/1/2025
Greg Peters	5,274	$107.6400	11/2/2025
Greg Peters	4,528	$125.3700	12/1/2025
Greg Peters	5,163	$109.9600	1/4/2026
Greg Peters	7,251	$94.0900	2/1/2026
Greg Peters	6,941	$98.3000	3/1/2026
Greg Peters	6,455	$105.7000	4/1/2026
Greg Peters	7,329	$93.1100	5/2/2026
Greg Peters	6,721	$101.5100	6/1/2026

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
Greg Peters	7,058	$96.6700	7/1/2026
Greg Peters	7,230	$94.3700	8/1/2026
Greg Peters	7,007	$97.3800	9/1/2026
Greg Peters	6,648	$102.6300	10/3/2026
Greg Peters	5,533	$123.3000	11/1/2026
Greg Peters	5,821	$117.2200	12/1/2026
Theodore Sarandos	13,566	$67.5857	7/1/2024
Theodore Sarandos	15,085	$60.7714	8/1/2024
Theodore Sarandos	13,461	$68.0857	9/2/2024
Theodore Sarandos	14,623	$62.6857	10/1/2024
Theodore Sarandos	16,520	$55.4871	11/3/2024
Theodore Sarandos	31,738	$63.0100	2/2/2025
Theodore Sarandos	29,148	$68.6071	3/2/2025
Theodore Sarandos	33,894	$59.0171	4/1/2025
Theodore Sarandos	25,130	$79.5757	5/1/2025
Theodore Sarandos	22,470	$89.0029	6/1/2025
Theodore Sarandos	21,357	$93.6357	7/1/2025
Theodore Sarandos	17,773	$112.5600	8/3/2025
Theodore Sarandos	18,904	$105.7900	9/1/2025
Theodore Sarandos	18,872	$105.9800	10/1/2025
Theodore Sarandos	18,579	$107.6400	11/2/2025
Theodore Sarandos	15,952	$125.3700	12/1/2025
Theodore Sarandos	18,190	$109.9600	1/4/2026
Theodore Sarandos	26,125	$94.0900	2/1/2026
Theodore Sarandos	25,008	$98.3000	3/1/2026
Theodore Sarandos	23,258	$105.7000	4/1/2026
Theodore Sarandos	26,405	$93.1100	5/2/2026
Theodore Sarandos	24,218	$101.5100	6/1/2026
Theodore Sarandos	25,430	$96.6700	7/1/2026
Theodore Sarandos	26,050	$94.3700	8/1/2026
Theodore Sarandos	25,245	$97.3800	9/1/2026
Theodore Sarandos	23,953	$102.6300	10/3/2026
Theodore Sarandos	19,938	$123.3000	11/1/2026
Theodore Sarandos	20,972	$117.2200	12/1/2026
David Wells	3,338	$23.5429	2/1/2023
David Wells	5,082	$27.0529	3/1/2023
David Wells	5,278	$26.0614	4/1/2023
David Wells	4,522	$30.4157	5/1/2023
David Wells	4,333	$31.7100	6/3/2023
David Wells	4,291	$32.0400	7/1/2023
David Wells	3,864	$35.5886	8/1/2023
David Wells	3,332	$41.2857	9/3/2023
David Wells	2,968	$46.3743	10/1/2023
David Wells	2,926	$47.0386	11/1/2023

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable	Option Exercise Price ($)	Option Expiration Date
David Wells	2,646	$51.9886	12/2/2023
David Wells	2,653	$51.8314	1/2/2024
David Wells	3,969	$57.7686	2/3/2024
David Wells	3,598	$63.6557	3/3/2024
David Wells	4,396	$52.0986	4/1/2024
David Wells	4,767	$48.0743	5/1/2024
David Wells	3,801	$60.2943	6/2/2024
David Wells	3,388	$67.5857	7/1/2024
David Wells	3,773	$60.7714	8/1/2024
David Wells	3,367	$68.0857	9/2/2024
David Wells	3,654	$62.6857	10/1/2024
David Wells	4,130	$55.4871	11/3/2024
David Wells	4,690	$48.8300	12/1/2024
David Wells	4,599	$49.8486	1/2/2025
David Wells	5,537	$63.0100	2/2/2025
David Wells	5,082	$68.6071	3/2/2025
David Wells	5,915	$59.0171	4/1/2025
David Wells	4,382	$79.5757	5/1/2025
David Wells	3,920	$89.0029	6/1/2025
David Wells	3,731	$93.6357	7/1/2025
David Wells	3,101	$112.5600	8/3/2025
David Wells	3,298	$105.7900	9/1/2025
David Wells	3,293	$105.9800	10/1/2025
David Wells	3,241	$107.6400	11/2/2025
David Wells	2,784	$125.3700	12/1/2025
David Wells	3,173	$109.9600	1/4/2026
David Wells	3,986	$94.0900	2/1/2026
David Wells	3,814	$98.3000	3/1/2026
David Wells	3,548	$105.7000	4/1/2026
David Wells	4,028	$93.1100	5/2/2026
David Wells	3,694	$101.5100	6/1/2026
David Wells	3,880	$96.6700	7/1/2026
David Wells	3,973	$94.3700	8/1/2026
David Wells	3,851	$97.3800	9/1/2026
David Wells	3,654	$102.6300	10/3/2026
David Wells	3,041	$123.3000	11/1/2026
David Wells	3,199	$117.2200	12/1/2026

Options Exercises

The following table sets forth information concerning each exercise of stock options during 2016 for each of the Named Executive Officers on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)
Reed Hastings	1,074,367	$105,394,772
Neil Hunt	—	—
Greg Peters	—	—
Ted Sarandos	91,966	5,559,152
David Wells	2,500	247,118

(1)
Dollar value realized on exercise equals the difference between the closing price on the date of exercise less the exercise price of the option and does not necessarily reflect the sales price of the shares or if a sale was made.

Potential Payments upon Termination or Change-in-Control

The Named Executive Officers are beneficiaries of the Company’s Amended and Restated Executive Severance and Retention Incentive Plan, as described in more detail above in “Compensation Discussion and Analysis.” The information below reflects the estimated value of the compensation to be paid by the Company to each of the Named Executive Officers in the event of termination or a change in control under the terms of the Amended and Restated Executive Severance and Retention Incentive Plan. The amounts shown below assume that termination or change in control was effective as of December 31, 2016 and is based on 2017 compensation amounts, which went into effect prior to the end of our fiscal year. The actual amounts that would be paid can only be determined at the time of the actual triggering event. The right to receive a severance benefit terminates upon a change in control transaction, so that the beneficiaries of the plan are not entitled to both a change in control benefit and a severance benefit.

Name	Severance Benefit	Change in Control Benefit
Reed Hastings	$16,537,500	$22,050,000
Neil Hunt	2,557,500	$3,410,000
Greg Peters	3,206,250	$4,275,000
Ted Sarandos	9,000,000	$12,000,000
David Wells	3,307,500	$4,410,000
Compensation of Directors

Since 2015, none of the Company’s directors receive cash for services they provide as directors or members of Board committees but may be reimbursed for their reasonable expenses for attending Board and Board committee meetings. Each non-employee director receives stock options pursuant to the Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee director of the Company in consideration for services provided to the Company and subject to the terms and conditions of the Company’s 2011 Stock Plan.
In 2016, the actual number of options granted each month to each of the Company’s directors was determined by the following formula: $25,000 / ([fair market value on the date of grant] x 0.40). For 2017, the actual number of options to be granted to each of the Company’s directors will be determined by the following formula: $25,000 / ([fair market value on the date of grant] x 0.40). Each monthly grant is made on the first trading day of the month, is fully vested upon grant and is exercisable at a strike price equal to the fair market value on the date of grant.     The following table sets forth information concerning the compensation of the Company’s non-employee directors during 2016.

Names	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Richard N. Barton	—	$359,799 (1)	359,799 (3)
A. George (Skip) Battle	—	359,799 (1)	359,799 (4)
Timothy M. Haley	—	359,799 (1)	359,799 (5)
Jay C. Hoag	—	359,799 (1)	359,799 (6)
Leslie Kilgore	—	359,799 (1)	359,799 (7)
Ann Mather	—	359,799 (1)	359,799 (8)
Bradford L. Smith	—	359,747 (2)	359,747 (9)
Anne M. Sweeney	—	359,747 (2)	359,747 (10)

(1) Option awards reflect the monthly grant of stock options to each non-employee director, except for Mr. Smith and Ms. Sweeney, on the dates and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
1/4/2016	$31,869
2/1/2016	31,822
3/1/2016	31,841
4/1/2016	30,275
5/2/2016	30,324
6/1/2016	30,255
7/1/2016	29,073
8/1/2016	29,039
9/1/2016	29,060
10/3/2016	28,749
11/1/2016	28,754
12/1/2016	28,738

(2)	Option awards reflect the monthly grant of stock options to Mr. Smith and Ms. Sweeney on the date and at the aggregate grant date fair values, as shown below.

Grant Date	Fair Value
1/4/2016	$31,813
2/1/2016	31,822
3/1/2016	31,841
4/1/2016	30,275
5/2/2016	30,324
6/1/2016	30,304
7/1/2016	29,028
8/1/2016	29,039
9/1/2016	29,060
10/3/2016	28,749
11/1/2016	28,754
12/1/2016	28,738

(3)	Aggregate number of option awards outstanding held by Mr. Barton at December 31, 2016 was 104,066.

(4)	Aggregate number of option awards outstanding held by Mr. Battle at December 31, 2016 was 107,292.

(5)	Aggregate number of option awards outstanding held by Mr. Haley at December 31, 2016 was 59,987.

(6)	Aggregate number of option awards outstanding held by Mr. Hoag at December 31, 2016 was 59,070.

(7)	Aggregate number of option awards outstanding held by Ms. Kilgore at December 31, 2016 was 29,474.

(8)	Aggregate number of option awards outstanding held by Ms. Mather at December 31, 2016 was 34,920.

(9)	Aggregate number of option awards outstanding held by Mr. Smith at December 31, 2016 was 12,167.

(10)	Aggregate number of option awards outstanding held by Ms. Sweeney at December 31, 2016 was 12,167.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plans as of December 31, 2016. There were no equity compensation plans or arrangements not approved by security holders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans or arrangements approved by security holders	22,437,347 (1)	$44.83	32,790,000 (2)

(1)	Weighted average life is 6.18 years.

(2)
Includes (i) 19,500,047 shares of the Company’s common stock reserved under its 2002 Employee Stock Purchase Plan (“ESPP”), as amended, for future issuance, and (ii) 13,289,953 shares of the Company’s common stock reserved under its 2011 Stock Plan. In 2010, the Company suspended payroll contributions to the ESPP and ended purchases of shares by employees. The Company currently does not expect to resume ESPP contributions or purchases for the foreseeable future.

Compensation Risk

The Company’s compensation policies for non-executive salaried employees are the same as those outlined for its Named Executive Officers, except that only the Named Executive Officers are eligible to participate in the Performance Bonus Plan. Given the design of our compensation structure, as detailed in the foregoing Compensation Discussion and Analysis, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
Code of Ethics

The Company has adopted a Code of Ethics for its directors, officers and other employees. A copy of the Code of Ethics is available on the Company’s Investor Relations website at http://ir.netflix.com/governance.cfm. Any waivers of the Code of Ethics will be posted at that website.
Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC rules to furnish the Company with copies of all Forms 3, 4 and 5 they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2016 all of the Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were followed in a timely manner, with the exception that a report on Form 4 relating to the 1) acquisition of non-qualified stock options by Mr. Wells on September 1, 2016, 2) acquisition and disposition of shares by Mr. Barton on February 22, 2016, and 3) acquisition and disposition of shares by Mr. Hastings on February 22, 2016 were each filed late.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee of the Board of Directors

Timothy M. Haley
Jay C. Hoag
A. George (Skip) Battle

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee engages and supervises the Company’s independent registered public accounting firm and oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2016 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States of America, including the matters required by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board ("PCAOB"). In addition, the Audit Committee has discussed with EY its independence from management and the Company, including the written disclosures and the letter regarding its independence as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence.
The Audit Committee also reviewed the fees paid to EY during the year ended December 31, 2016 for audit and non-audit services, which fees are described under the heading “Principal Accountant Fees and Services.” The Audit Committee has determined that the rendering of all non-audit services by EY were compatible with maintaining its independence.
The Audit Committee discussed with EY the overall scope and plans for its audit. The Audit Committee met with EY, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Richard N. Barton
Timothy M. Haley
Ann Mather

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Agreements with Directors and Executive Officers
The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Procedures for Approval of Related Party Transactions
The Company has a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K issued by the SEC are submitted for review by the Audit Committee for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.
Mr. Hastings beneficially owns an aircraft which is leased to Netflix by him under a time-sharing agreement for Netflix business related travel by Mr. Hastings and other Netflix employees. Under the terms of the time-sharing agreement, Netflix provides payment to Mr. Hastings for such travel based on the aggregate incremental cost of each specific flight pursuant to applicable FAA regulations. In 2016, Netflix reimbursed Mr. Hastings $358,315 under this time-sharing agreement.

STOCKHOLDERS SHARING AN ADDRESS
Stockholders sharing an address with another stockholder may receive only one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials now or in the future may write or call Broadridge to request a separate copy from:
Householding Department
Broadridge
51 Mercedes Way, Edgewood, NY 11717
(800) 542-1061
Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or if requested, a separate copy of its annual report or this Proxy Statement to any stockholder at a shared address to which only a single copy was delivered.
Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy in the future.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
By order of the Board of Directors

David Hyman
General Counsel and Secretary
April 24, 2017
Los Gatos, California

FORM OF PROXY
NETFLIX, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 6, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 24, 2017 and hereby appoints Reed Hastings and David Wells, and each of them, with full power of substitution, as Proxy or Proxies to vote all shares of the Company’s common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on June 6, 2017, and at any adjournments thereof, upon the proposals set forth in this and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.
If this proxy is properly executed and returned, this proxy will be voted for the specifications made below or if no direction is made, this proxy will be voted “for” the nominees for Class III directors set forth below (item 1), “for” items 2 and 3, for "one year" for item 4, and “against” items 5, 6, 7, 8, 9, and 10.
Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder.

1.	To elect three Class III directors to hold office until the 2020 Annual Meeting of Stockholders.
Reed Hastings

☐ FOR	☐ WITHHELD
Jay Hoag

☐ FOR	☐ WITHHELD
A. George (Skip) Battle

☐ FOR	☐ WITHHELD

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Advisory approval of the Company’s executive officer compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Advisory approval of the frequency of votes on the Company’s executive officer compensation.

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

5.	Stockholder proposal regarding proxy access, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Stockholder proposal regarding an annual sustainability report, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	Stockholder proposal regarding an emissions report, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

8.	Stockholder proposal regarding electing each director annually, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

9.	Stockholder proposal regarding simple majority voting, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

10.	Stockholder proposal to amend section 3.3 of the bylaws to majority vote, if properly presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Mark box at right if an address change or comment has been noted on this card    ☐
This Proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.

Signature:	Date:	Signature:	Date: